Summit Bancorp and Subsidiaries

FINANCIAL REVIEW

BASIS OF PRESENTATION
================================================================================
On March 1, 1996, Summit Bancorp emerged from UJB Financial's acquisition of The Summit Bancorporation. The acquisition was accounted for as a pooling of interests and, therefore, all financial information includes the combined balances and results of operations for both entities.

The Financial Review should be read in conjunction with the Consolidated Comparative Average Balance Sheets on pages 30 and 31, the Consolidated Financial Statements and Notes beginning on page 32, and the Consolidated Summary of Selected Financial Data on pages 52 and 53.

Several acquisitions were completed by Summit Bancorp during 1996, which increased its presence in the markets it serves and supported balance sheet growth strategies. Since July 1995, the company completed four acquisitions that affect comparisons to prior year financial information. The purchase acquisition of Bancorp New Jersey, Inc. (Bancorp) was completed on July 11, 1995. The first quarter acquisitions of Garden State Bancshares, Inc. (Garden State) and The Flemington National Bank and Trust Company (Flemington) have been reflected in the financial statements from January 1, 1996. The purchase acquisition of Central Jersey Financial Corporation (Central Jersey) was completed on December 7, 1996.



SUMMARY OF PERFORMANCE
================================================================================
For the year ended December 31, 1996, Summit Bancorp's net income was $229.2 million compared to $242.9 million earned in 1995, a decrease of 5.6%. On a per common share basis, net income decreased 11.9% to $2.44, compared to $2.77 the prior year.

Net income for 1996 included non-recurring items of $110.7 million of restructuring charges and a one-time special assessment of $11.1 million. Restructuring charges were recorded for the acquisitions of The Summit Bancorporation, Flemington and Garden State and a supermarket branch initiative. The one-time special assessment was recorded in conjunction with legislation passed to recapitalize the Savings Association Insurance Fund (SAIF).

For the year ended December 31, 1996, Summit Bancorp's operating earnings, before the non-recurring items, were $305.9 million compared to $242.9 million earned in 1995, an increase of 26.0%. On a per common share basis, operating earnings increased 17.7% to $3.26 compared to $2.77 the prior year.

Summit Bancorp's performance for 1996 was highlighted by the successful integration of the acquisitions, realization of merger cost savings, and an improvement in asset quality ratios. These factors contributed to increases in key profitability measures. Before non-recurring items, return on average assets improved to 1.38% compared to 1.16% the previous year, and return on common equity rose to 16.61% versus 14.82% for 1995. Based on net income as reported, return on average assets and return on common equity for 1996 were 1.03% and 12.41%, respectively. In addition, the efficiency ratio improved to 53.39% for 1996 from 57.55% in 1995.

The following chart illustrates the growth in net income before non-recurring items for the past five years.

         Net Income, Before and After Non-recurring Items (in millions)

         YEAR           BEFORE         AFTER
         ----           ------         -----

         1992           $90.28         $90.28
         1993           136.72         133.14
         1994           190.18         154.55
         1995           242.87         242.87
         1996           305.92         229.18

As a result of the company's internal and external growth strategies, earnings were enhanced with acquired and core loan growth. Average total loans increased $1.2 billion or 9.0% during 1996, with the residential mortgage and consumer loan portfolios contributing $999.1 million of this increase. Net interest income rose $42.3 million, or 4.9%, benefiting from loan growth, as well as an increased level of non-interest bearing deposits.

In addition to the rise in net interest income, operating earnings benefited from higher non-interest income and lower non-interest expenses compared to the prior year. Non-interest income, including securities gains, rose $23.3 million or 10.4% to $247.5 million as a result of increased fee-based income on loans and deposits. Non-interest expenses, before non-recurring items, declined $16.2 million to $626.2 million as a result of merger savings and lower deposit insurance premiums.

Continued improvement in asset quality ratios was evidenced by declines in non-performing loans and other real estate owned (OREO). During 1996, non-performing loans were reduced by $56.4 million, or 29.9%, to $132.1 million. Non-performing loans as a percentage of total loans declined to .89% at year-end 1996 from 1.34% at the prior year end. As a result of this improvement, the provision for loan losses was reduced to $62.0 million, a decline of $9.9 million, or 13.7%.

FINANCIAL CONDITION
================================================================================
INTEREST-EARNING ASSETS AND INTEREST-BEARING
LIABILITIES:

Average interest-earning assets totaled $20.5 billion in 1996, an increase of $1.2 billion, or 6.2%, compared to 1995, reflecting an increase in loans due to strategic acquisitions and modest growth in securities. Average total loans increased $1.2 billion, or 9.0%, to average $14.6 billion.

Average interest-bearing liabilities totaled $16.2 billion in 1996, an increase of $729.8 million, or 4.7%, compared to 1995. This increase was primarily attributable to growth in interest-bearing deposits of $617.0 million, due primarily to acquisitions, and a $191.7 million increase in other borrowed funds.

The average tax-equivalent yield on total interest-earning assets amounted to 7.64%, a decrease of 21 basis points from 7.85% earned in 1995. This decline can be attributed to declining interest rates during the year and the competitive loan pricing environment. The average prime rate declined approximately 56 basis points to 8.27% in 1996 compared to 8.83% in 1995.

The average cost of interest-bearing liabilities was 3.94% for 1996, an 11 basis point decrease from the 4.05% paid in 1995. Net interest spread was 3.70% for 1996 compared to 3.80% in 1995, a decline of 10 basis points. This decrease resulted as yields earned on interest-earning assets declined faster than the rates paid on interest-bearing liabilities, reflecting an increasingly competitive market for deposits.


SECURITIES:

Securities available for sale may be sold in response to changing market and interest rate conditions. These securities are reported at fair value with unrealized gains and losses, net of tax, included as a separate component of shareholders' equity. Securities available for sale averaged $2.5 billion during 1996 compared to $1.0 billion in 1995, an increase of $1.5 billion.

The average balance for 1996 increased significantly from 1995 as a result of the one-time reclassification of $1.7 billion of securities held to maturity to securities available for sale at December 31, 1995. In November 1995, the Financial Accounting Standards Board (FASB) issued a special report on the implementation of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and permitted a one-time reclassification of securities as of a single measurement date between November 15, 1995, and December 31, 1995. This transfer was made based upon Summit Bancorp's reevaluation of its securities portfolios as a result of the special report.

The available-for-sale portfolio consists primarily of U.S. Government and Federal agency securities and other securities, primarily corporate collateralized mortgage obligations (CMOs). During 1996, U.S. Government and Federal agency securities averaged $2.0 billion compared with $738.0 million in 1995. Other securities averaged $487.4 million during 1996 compared with $247.0 million in the prior year.

In 1996, $135.6 million of securities available for sale were sold for a net gain of $4.2 million and maturities for the period amounted to $486.0 million. At December 31, 1996, there were net unrealized gains of $10.2 million on securities available for sale compared to $11.3 million at December 31, 1995.

At December 31, 1996, the average estimated life of securities available for sale, adjusted for historical prepayment patterns on mortgage-backed securities, was 3 years. The average yield on this portfolio decreased 37 basis points to 6.22% in 1996 compared to 6.59% in 1995.

Securities held to maturity are carried at amortized historical cost and consist of those securities for which there is a positive intent and ability to hold to maturity. Securities held to maturity averaged $3.3 billion during 1996, a decline of $1.4 billion, or 29.6%, from the 1995 average of $4.7 billion. This decline was primarily due to the one-time reclassification of $1.7 billion of securities to securities available for sale. At December 31, 1996, securities held to maturity totaled $3.2 billion, an increase of $170.3 million, or 5.6%, from the $3.0 billion at year-end 1995.

The portfolio consists primarily of U.S. Government and Federal agency securities, which averaged $1.6 billion, and other securities, principally corporate CMOs, which averaged $1.4 billion. The average estimated life of securities held to maturity, adjusted for historical prepayment patterns on mortgage-backed securities, was 3 years and 3 months at December 31, 1996. The average yield on this portfolio declined 4 basis points during 1996 to 6.34% compared to 6.38% in 1995.

LOANS:
================================================================================
The following chart illustrates the growth in average total loans for the past five years.

                       Total Average Loans (in billions)

                              YEAR
                              ----

                              1992          $12.0439
                              1993           11.8895
                              1994           12.3876
                              1995           13.4165
                              1996           14.6213

Total loans averaged $14.6 billion during 1996, an increase of $1.2 billion, or 9.0%, compared to an average of $13.4 billion in 1995. This increase is primarily due to residential mortgage loans which grew $586.7 million and consumer loans which rose $412.4 million. The average yield on the total loan portfolio was 8.19% in 1996 compared to 8.48% in 1995, a decline of 29 basis points, reflecting the lower interest rate and competitive loan pricing environment.

The commercial loan portfolio, which consists primarily of commercial and industrial (C & I) loans and construction and development loans, grew $45.4 million, or 0.9%, to average $5.3 billion for 1996. However, at December 31, 1996, commercial loans declined $54.4 million, or 1.0%, from the prior year end, resulting from several paydowns on large corporate credits during the fourth quarter. The average yield on the portfolio declined 42 basis points to 8.33% in 1996 from 8.75% the prior year.

C & I loans totaled $4.8 billion at December 31, 1996, an increase of $44.0 million, or 0.9%, over 1995. This portfolio continued to mirror the business diversification of the region, with no industry concentrations greater than 10% of total C & I loans. Construction and development loans amounted to $471.4 million at December 31, 1996, a decline of $98.4 million, or 17.3%, compared to 1995. As the table below reports, construction and development loans have declined 57.6% over the last four years, resulting from managed reductions in the portfolio and transfers to permanent financing.

Commercial mortgage loans averaged $2.4 billion for 1996, an increase of $160.3 million, or 7.2%, from 1995. At December 31, 1996, commercial mortgage loans totaled $2.3 billion. The average yield on commercial mortgage loans was 8.71% for 1996 compared to 8.97% for 1995, a decrease of 26 basis points.

Residential mortgage loans averaged $3.6 billion, up $586.7 million, or 19.4%, from 1995. Most of the growth occurred in adjustable-rate loans, which are generally originated and retained in the portfolio. In addition, approximately $223.9 million of the increase in residential mortgage loans were from the acquisitions of Garden State, Flemington and Central Jersey.

Mortgage loan originations totaled $911.9 million in 1996, compared to $912.7 million in 1995. Sales of loans in the secondary market, generally fixed-rate loans, were $373.9 million in 1996 compared to $124.8 million in 1995. Residential mortgage loans held for sale totaled $49.4 million at December 31, 1996, versus $68.8 million at year-end 1995. The average yield on residential mortgage loans was 7.41% for 1996 compared to 7.40% for 1995.

Consumer loans averaged $3.3 billion for the year, an increase of $412.4 million, or 14.3%, from 1995. The growth in this portfolio occurred primarily in home equity loans. Home equity loans grew $257.7 million, or 13.5%, to total $2.2 billion at year-end 1996. These loans increased primarily as a result of successful promotions to attract retail customers at competitive rates. Automobile loans totaled $893.7 million as of December 31, 1996, an increase of $67.4 million, or 8.2%, over year-end 1995 and represented growth in both direct lending and leasing activity. The credit card portfolio, initiated in late 1995, grew $15.4 million during 1996, totaling $18.7 million at year end. The average yield on the consumer loan portfolio was 8.43%, a decrease of 30 basis points from the 8.73% earned in 1995.

The following table presents the classification of the loan portfolio by major category at December 31 for each of the past five years. Total loans have grown $2.8 billion or 23.8% since December 31, 1992, primarily in residential mortgage and consumer loans.

LOANS
(In thousands)                                      1996               1995               1994               1993               1992
------------------------------------------------------------------------------------------------------------------------------------
Commercial and industrial ...........        $ 4,795,252        $ 4,751,227        $ 4,568,763        $ 3,971,082        $ 3,957,929
Construction and development ........            471,413            569,820            785,595            973,279          1,112,655
------------------------------------------------------------------------------------------------------------------------------------
  Commercial ........................          5,266,665          5,321,047          5,354,358          4,944,361          5,070,584
Commercial mortgage .................          2,313,610          2,315,384          2,201,698          2,381,630          2,312,332
Residential mortgage ................          3,795,752          3,296,818          2,803,286          2,148,004          2,097,504
Consumer ............................          3,443,568          3,086,325          2,745,837          2,407,431          2,491,633
------------------------------------------------------------------------------------------------------------------------------------
  Total loans .......................        $14,819,595        $14,019,574        $13,105,179        $11,881,426        $11,972,053
------------------------------------------------------------------------------------------------------------------------------------

DEPOSITS:

During 1996, deposits continued to be impacted by investors' desire for higher-yielding investment alternatives such as mutual funds, annuities, and the stock market. Average total deposits were $18.1 billion for 1996 compared to $17.1 billion for 1995, an increase of $975.1 million, or 5.7%. The most significant growth occurred in demand deposits and time deposits. At December 31, 1996, total deposits were $18.4 billion, an increase of $419.9 million or 2.3% from year-end 1995. This increase in deposits was primarily due to acquisitions.

The following chart illustrates the growth in average demand deposits for the past five years.

                     Average Demand Deposits (in billions)

                         YEAR
                         ----
                         1992                $2.6801
                         1993                 3.0253
                         1994                 3.3140
                         1995                 3.3939
                         1996                 3.7520

Average demand deposits were $3.8 billion for 1996, an increase of $358.1 million, or 10.6%, from the prior year. Demand deposit growth occurred primarily in business accounts. The increase in this interest-free source of funds was a contributing factor to the growth of net interest income.

Savings deposits, which include interest bearing checking, money market and savings accounts, increased on average $181.1 million, or 2.3%, to average $8.0 billion during 1996. Money market accounts increased $183.8 million and interest bearing checking accounts increased $90.1 million, offset by a decline of $92.8 million in savings accounts. The average cost of these deposit products decreased 12 basis points to 2.52% in 1996 compared to 2.64% in 1995.

Time deposits, which consist primarily of retail certificates of deposit, increased $263.6 million, or 5.0%, during 1996 to average $5.6 billion. The majority of the increase was in certificates of deposit with a term of one to two and one-half years. The average cost of time deposits decreased six basis points to 5.10% in 1996 from 5.16% in 1995.

Commercial certificates of deposit $100,000 and over are a funding source to support growth in the loan portfolio and as an alternative to other sources of borrowed funds. These deposits averaged $803.9 million during 1996, an increase of $172.3 million, or 27.3%, compared to 1995. The cost of these deposits decreased by 36 basis points during the year to 5.35% compared with 5.71% in 1995, reflecting the lower interest rate environment.


OTHER BORROWED FUNDS:

Other borrowed funds include Federal funds purchased, repurchase agreements, short-term Federal Home Loan Bank borrowings, treasury tax and loan deposits, and other short-term borrowings. These borrowings provide an additional source of funds to support loan or investment securities growth. During 1996, other borrowed funds increased $191.7 million, or 15.6%, to average $1.4 billion. The average cost of other borrowed funds decreased 34 basis points during the year to 5.45% compared with 5.79% in 1995 due to the lower interest rate environment in 1996.

Commercial paper, a funding source for certain non-bank subsidiaries, averaged $44.5 million during 1996, a decrease of $3.2 million, or 6.7%, from 1995. The average cost of commercial paper decreased 45 basis points to 5.25% in 1996 from 5.70% in 1995.


LONG-TERM DEBT:

Long-term debt averaged $423.9 million for 1996, a decrease of $75.7 million, or 15.2%, compared to 1995. This decline is due to maturities during the year. At year-end 1996, long-term debt totaled $690.0 million, an increase of $265.1 million, or 62.4%, compared to December 31, 1995. This increase was due to $300.2 million of long-term advances from the Federal Home Loan Bank in the fourth quarter of 1996.

Certain long-term debt agreements contain limitations on the amount of additional funded debt that can be assumed. At December 31, 1996, under the most restrictive covenants, the amount of additional funded debt that could have been created was $553.4 million. Long-term debt totaling $224.5 million qualified as risk-based Tier II capital at December 31, 1996. For additional information on long-term debt, see Note 12 of the Notes to Consolidated Financial Statements.


SHAREHOLDERS' EQUITY AND DIVIDENDS:

Summit Bancorp has long had a policy of maintaining a strong capital position. The maintenance of a strong capital base promotes investor confidence and enhances the flexibility to capitalize on business growth and acquisition opportunities and to serve the needs of depositors and creditors. Shareholders' equity averaged $1.9 billion during 1996, an increase of $202.4 million, or 12.2%, compared to 1995. The ratio of average total equity to average total assets increased to 8.42% for 1996 compared to 7.97% for 1995. At December 31, 1996, book value per common share rose to $20.51, compared to $19.89 at the prior year end due primarily to retained net income offset by issuance of additional common shares in connection with certain acquisitions.

As a result of sustained earnings growth, the quarterly dividend paid on common stock was increased from $.32 per share to $.36 per share during the third quarter of 1996. Common stock dividends declared totaled $1.36 per share for 1996 compared to $1.19 for 1995, an increase of 14.3%.

The market price of the common stock was $43.75 at December 31, 1996, compared to $35.63 the prior year end. The common stock of Summit Bancorp is traded on the New York Stock Exchange under the symbol SUB. The quarterly market price ranges and dividends declared per common share for the last two years are shown on page 57.

On December 15, 1996, all outstanding shares of the Series B and Series C preferred stock were redeemed at $50.00 and $25.00, respectively. Both Series were retired upon redemption.

In 1996 Summit Bancorp issued 6.7 million shares of common stock for the acquisitions of Garden State, Flemington and Central Jersey. Of the common shares issued for these acquisitions, 2.3 million shares were reissued treasury shares, which were specifically purchased in the open market during the third and fourth quarters for the Central Jersey acquisition. During 1995, Summit Bancorp issued 1.9 million shares of common stock for the purchase acquisition of Bancorp.

Summit Bancorp and its bank subsidiaries are subject to various regulatory capital requirements administered by the Federal Reserve Board and Federal Deposit Insurance Corporation. For information on regulatory capital, see Note 20 of the Notes to Consolidated Financial Statements.



Results of Operations
================================================================================
NET INTEREST INCOME:
The accompanying Rate/Volume Table presents an analysis of the impact on interest income and interest expense resulting from changes in average volumes and rates over the past two years. Changes that are not due to volume or rate have been allocated proportionally to both, based on their relative absolute values.

Interest income on a tax-equivalent basis was $1.6 billion, an increase of $51.5 million, or 3.4%, compared to 1995. This increase was primarily due to growth in interest-earning assets. On average, interest-earning assets increased $1.2 billion, principally in loans due to the strategic acquisitions. This growth contributed $94.9 million to interest income. Partially offsetting this was a $43.4 million decrease due to the decline in interest rates during 1996. The average yield on interest-earning assets was 7.64% for 1996 compared to 7.85% for 1995, a decrease of 21 basis points.

Interest expense was $639.3 million for 1996, an increase of $12.9 million, or 2.1%, from a year ago. On average, interest-bearing liabilities increased
$729.8 million, primarily due to interest bearing deposits from the acquisitions. Interest expense rose $34.6 million from the increase in interest-bearing liabilities. Partially offsetting this increase, interest expense declined $21.7 million as a result of the lower interest rate environment. The average cost of total interest-bearing liabilities was 3.94% in 1996, a decrease of 11 basis points from 4.05% in 1995.

Net interest income on a tax-equivalent basis amounted to $925.1 million, an increase of $38.6 million, or 4.4%, from $886.5 million earned in 1995. Net interest spread declined 10

-----------------------------------------------------------------------------------------------------------------------------------
Rate/Volume Table
                                                                               Amount of Increase (Decrease)
                                                       ----------------------------------------------------------------------------
                                                                 1996 versus 1995                          1995 versus 1994
                                                       -----------------------------------       ----------------------------------
                                                          Due to Change in:                        Due to Change in:
                                                       ---------------------                     ---------------------
(Tax-equivalent basis, in millions)                    Volume           Rate         Total        Volume          Rate        Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest Income
  Loans
    Commercial ................................        $   4.0       $ (22.4)      $ (18.4)      $  10.7      $   59.5      $  70.2
    Commercial mortgage .......................           14.1          (5.9)          8.2          (5.6)         16.1         10.5
    Residential mortgage ......................           43.4            .3          43.7          47.4          11.2         58.6
    Consumer ..................................           34.9          (8.9)         26.0          26.4          15.8         42.2
-----------------------------------------------------------------------------------------------------------------------------------
      Total loans .............................           96.4         (36.9)         59.5          78.9         102.6        181.5
  Securities held to maturity .................          (88.5)         (1.9)        (90.4)          4.1          17.3         21.4
  Securities available for sale ...............           90.9          (3.9)         87.0         (31.0)         14.3       (16.7)
  Other interest-earning assets ...............           (3.9)          (.7)         (4.6)           .3           4.2          4.5
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest income .................           94.9         (43.4)         51.5          52.3         138.4        190.7
-----------------------------------------------------------------------------------------------------------------------------------
Interest Expense
  Deposits
    Savings deposits ..........................            4.8          (9.2)         (4.4)        (12.8)         35.5         22.7
    Time deposits .............................           13.5          (3.2)         10.3          49.5          56.4        105.9
    Commercial certificates of deposit
      $100,000 and over .......................            9.5          (2.6)          6.9           8.2           9.0         17.2
-----------------------------------------------------------------------------------------------------------------------------------
      Total deposits ..........................           27.8         (15.0)         12.8          44.9         100.9        145.8
  Other interest-bearing liabilities ..........            6.8          (6.7)           .1         (20.3)         24.9          4.6
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest expense ................           34.6         (21.7)         12.9          24.6         125.8        150.4
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income ...........................        $  60.3       $ (21.7)      $  38.6       $  27.7      $   12.6      $  40.3
-----------------------------------------------------------------------------------------------------------------------------------

basis points to 3.70% for the year compared to 3.80% earned in 1995. Net interest margin declined to 4.52% for 1996 compared to 4.60% in 1995. Both declines resulted as yields earned on interest-earning assets declined faster than the costs paid on interest-bearing liabilities, reflecting an increasingly competitive market for customer loans and deposits.

The following chart illustrates the growth in tax-equivalent net interest income for the past five years.

            Net Interest Income (tax-equivalent basis, in millions)

                              YEAR
                              ----
                              1992                $769.9
                              1993                 801.1
                              1994                 846.2
                              1995                 886.5
                              1996                 925.1

NON-INTEREST INCOME:

Non-interest income, including securities gains, amounted to $247.5 million in 1996 compared to $224.2 million in the prior year, an increase of $23.3 million, or 10.4%. Excluding securities gains, non-interest income rose $26.7 million, or 12.4%.

Non-interest income categories compared to the prior year are shown in the following table.

(Dollars in thousands)                                       Increase (Decrease)
--------------------------------------------------------------------------------
                                     1996         1995        Amount     Percent
--------------------------------------------------------------------------------
Service charges on deposit
  accounts ................      $ 98,949     $ 88,083      $ 10,866       12.3
Service and loan fee income        40,414       35,562         4,852       13.6
Trust income ..............        39,540       35,418         4,122       11.6
Trading account gains .....           477        1,295          (818)     (63.2)
Other .....................        62,866       55,225         7,641       13.8
--------------------------------------------------------------------------------
                                  242,246      215,583        26,663       12.4
Securities gains ..........         5,217        8,606        (3,389)     (39.4)
--------------------------------------------------------------------------------
                                 $247,463     $224,189      $ 23,274       10.4
--------------------------------------------------------------------------------

Service charges on deposit accounts amounted to $98.9 million in 1996, an increase of $10.9 million, or 12.3%. This increase resulted from the impact of Summit Bancorp's fee structure on acquired deposits and higher insufficient funds income from demand deposit accounts.

Service and loan fee income increased $4.9 million, or 13.6%, to $40.4 million in 1996 primarily due to increases in fee income on merchant card processing and consumer debit cards. The increase in merchant processing fees was a result of a successful sales effort which led to an increase in processing volume. Also contributing was an increase in consumer debit card fees resulting from higher point-of-sale customer usage.

Trust income of $39.5 million increased $4.1 million, or 11.6%, over the prior year. This increase is primarily due to an increase in fee income on proprietary mutual funds, third-party mutual fund commissions and investment advisory accounts. Assets under trust administration, including corporate debt issue trusteeships, totaled $23.2 billion at December 31, 1996. Assets under discretionary management were $6.9 billion at year-end 1996. These assets include the Pillar Funds(R), a family of bank sponsored mutual funds established in 1992, which totaled $1.6 billion at December 31, 1996. These funds increased $203.6 million, or 14.9%, from the prior year end.

Other income amounted to $62.9 million, an increase of $7.6 million, or 13.8%, compared to the prior year. The increase was primarily due to new ATM access fees, effective in May 1996. For the year ended December 31, 1996, securities gains were $5.2 million, a decrease of $3.4 million, or 39.4%, below 1995. These gains were principally due to sales of equity securities.


NON-INTEREST EXPENSES:

Non-interest expenses totaled $747.9 million in 1996, an increase of $105.6 million, or 16.4%, compared to 1995. Impacting the comparison of 1996 non-interest expenses to the prior year are the Bancorp, Garden State, Flemington and Central Jersey acquisitions. Non-interest expenses for 1996 included restructuring charges totaling $110.7 million and a special one-time assessment for SAIF deposits of $11.1 million. Before these non-recurring items, non-interest expenses decreased $16.2 million, or 2.5%, compared to 1995 as a result of merger savings and a reduction in deposit insurance premiums.

Non-interest expense categories compared to the prior year are shown in the following table.

(Dollars in thousands)                                               Increase (Decrease)
----------------------------------------------------------------------------------------
                                       1996           1995          Amount       Percent
----------------------------------------------------------------------------------------
Salaries ....................      $245,507       $251,253         $(5,746)        (2.3)
Pension and other employee
  benefits ..................        80,873         85,297          (4,424)        (5.2)
Occupancy, net ..............        71,368         70,297           1,071          1.5
Furniture and equipment .....        64,841         61,104           3,737          6.1
Communications ..............        30,029         26,155           3,874         14.8
Deposit insurance premiums ..         3,780         21,600         (17,820)       (82.5)
Other .......................       129,778        126,655           3,123          2.5
----------------------------------------------------------------------------------------
                                    626,176        642,361         (16,185)        (2.5)
Savings Association Insurance
  Fund assessment ...........        11,059             --          11,059           NM
Restructuring charges .......       110,700             --         110,700           NM
----------------------------------------------------------------------------------------
                                   $747,935      $ 642,361       $ 105,574         16.4
----------------------------------------------------------------------------------------

NM-Not meaningful

Salaries totaled $245.5 million in 1996, a decrease of $5.7 million, or 2.3%, compared to 1995. Total full-time equivalent employees at December 31, 1996 were 7,333 compared to 7,547 at December 31, 1995, a decrease of 2.8%. Pension and other employee benefits expense totaled $80.9 million for the year ended
December 31, 1996, and was $4.4 million, or 5.2%, lower than 1995. These expenses declined throughout 1996 as duplicate positions of the acquired entities were eliminated.

During 1996, net occupancy expenses increased $1.1 million, or 1.5%, from the prior year. This increase was primarily due to the impact of the 1996 acquisitions offset by cost savings from branch closings and consolidations. Furniture and equipment expenses totaled $64.8 million, an increase of $3.7 million or 6.1% from 1995. This increase can also be attributed to the 1996 acquisitions and higher expenses associated with the automation of acquired banks and enhanced uses of technology.

Communications expense totaled $30.0 million in 1996, an increase of $3.9 million, or 14.8%, compared to 1995. This increase was due in part to additional expenses associated with the upgrading of communication equipment and lines that support the branch automation network, other system improvements and an ATM network purchased in late 1995.

As a result of rate changes in Bank Insurance Fund (BIF) and SAIF premiums, deposit insurance premiums declined $17.8 million, or 82.5%. BIF deposits, which make up approximately 88% of the insurable deposit base, were exempt from premiums in 1996. In addition, as a result of the one-time $11.1 million special assessment to recapitalize the SAIF on September 30, 1996, there were no SAIF premiums for the fourth quarter of 1996.

Other expenses were $129.8 million in 1996, an increase of $3.1 million, or 2.5%, from 1995. This increase was due in part to an increase in miscellaneous operating expenses offset by a reduction in OREO expenses, reflecting a continued decline in OREO properties. For additional information, please see
Note 16 to the Notes to Consolidated Financial Statements.


INCOME TAXES:

Federal and state income tax expenses for 1996 were $119.9 million compared to $136.3 million in 1995. The decrease was primarily due to lower pre-tax income, the reduction in valuation reserves and tax planning. The combined Federal and state effective income tax rate, which is income tax expense as a percentage of pre-tax income, was 34.3% for 1996 compared to 36.0% for 1995.

ASSET QUALITY

NON-PERFORMING LOANS:

At December 31, 1996, non-performing loans totaled $132.1 million and represented .89% of total loans, compared to $188.5 million, or 1.34% of total loans, the prior year. Non-performing loans declined $56.4 million, or 29.9%, in 1996. The significant reduction in non-performing loans can be attributed to a stabilized real estate market and aggressive loan workout strategies. During 1996, there was a decline in the amount of loans transferred into non-performing, while payments received increased. In addition, there were several sales totaling $38.5 million of small-balance non-performing loans and resolutions of several large non-performing loans.

The following chart illustrates the trend in non-performing loans for the past five years.

                       Non-Performing Loans (in millions)

                              YEAR
                              ----
                              1992                $458.5
                              1993                 319.4
                              1994                 200.2
                              1995                 188.5
                              1996                 132.1

At December 31, 1995, there were 16 non-performing loans greater than $2 million totaling $78.0 million, or approximately 41.5% of the non-performing loan portfolio. This compares with four loans greater than $2 million, totaling $31.0 million or approximately 23.5% of the portfolio at year-end 1996.

The following table represents the composition of non-performing loans by type.

(Dollars in thousands)                                             Increase (Decrease)
--------------------------------------------------------------------------------------
                                      1996           1995         Amount       Percent
--------------------------------------------------------------------------------------
Commercial and industrial ..      $ 54,308      $  52,086       $  2,222          4.3
Construction and development        31,901         52,975        (21,074)       (39.8)
Commercial mortgage ........        45,877         83,427        (37,550)       (45.0)
--------------------------------------------------------------------------------------
                                  $132,086      $ 188,488       $(56,402)       (29.9)
--------------------------------------------------------------------------------------

The following table illustrates the activity in non-performing loans over the past two years.

(In thousands)                                            1996              1995
--------------------------------------------------------------------------------
Balance, beginning of year .................          $188,488          $200,205
Additions:
  From loan portfolio ......................           172,765           223,502
  Adjustment for acquisitions ..............            10,980             4,126
  Transfer from OREO and assets held
    for accelerated disposition ............               950             7,211
--------------------------------------------------------------------------------
    Total additions ........................           184,695           234,839
--------------------------------------------------------------------------------
Deductions:
  Payments received ........................           133,017           102,253
  Loan charge offs .........................            69,097            75,736
  Transfer to performing loans .............            26,492            36,606
  Transfer to other real estate owned ......            12,491            29,496
  Other ....................................                --             2,465
--------------------------------------------------------------------------------
    Total deductions .......................           241,097           246,556
--------------------------------------------------------------------------------
Balance, end of year .......................          $132,086          $188,488
--------------------------------------------------------------------------------

Loans 90 days or more past due and not included in the non-performing loan category totaled $60.6 million at year-end 1996, compared to $47.8 million at the prior year end. These loans consist of residential mortgage and consumer loans which are generally well-secured and in the process of collection. Unsecured consumer loans included in this category are typically charged off after 120 days of delinquency.

OTHER REAL ESTATE OWNED:

OREO, net of a valuation allowance, amounted to $21.0 million at year end compared to $24.3 million the prior year, a decline of $3.3 million, or 13.6%.

The following table illustrates the activity in OREO for the past two years.

(In thousands)                                            1996             1995
--------------------------------------------------------------------------------
Balance, beginning of year ...................        $ 37,539         $ 62,256
Additions:
  From non-performing loans ..................          12,491           29,496
  From loan portfolio ........................           8,910            6,965
  Transfer from assets held for accelerated
    disposition ..............................           3,300            1,000
  Adjustment from acquisitions ...............           3,534            1,064
--------------------------------------------------------------------------------
    Total additions ..........................          28,235           38,525
--------------------------------------------------------------------------------
Deductions:
  Sales and other reductions .................          36,267           53,007
  Transfer to non-performing loans, gross ....              --           10,235
--------------------------------------------------------------------------------
    Total deductions .........................          36,267           63,242
--------------------------------------------------------------------------------
Balance, end of year .........................          29,507           37,539
  Less allowance for OREO ....................          (8,528)         (13,244)
--------------------------------------------------------------------------------
Balance, end of year, net ....................        $ 20,979         $ 24,295
--------------------------------------------------------------------------------

OREO is carried at the lower of cost or fair value less estimated costs to sell with any deficiency charged against the valuation allowance. At year-end 1996, the allowance totaled $8.5 million, compared to $13.2 million the prior year end.


ALLOWANCE FOR LOAN LOSSES AND RELATED PROVISION:

The allowance for loan losses at December 31, 1996 was $267.7 million compared to $279.0 million the prior year end, a decrease of $11.3 million, or 4.1%. The ratio of the allowance for loan losses to total loans was 1.81% at December 31, 1996 and 1.99% at year-end 1995. The allowance for loan losses as a percentage of non-performing loans was 202.7% at December 31, 1996 compared to 148.0% at the end of 1995.

A standardized process has been established to assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process incorporates credit reviews and gives consideration to areas of exposure such as concentrations of credit, economic and industry conditions, trends in delinquencies and collections, collateral coverage, and the composition of the performing and non-performing loan portfolios.

When it is probable that, based on current information, the company will not collect all amounts due under contractual terms, the loan is considered impaired. A loan is also considered impaired if it is more than 90 days contractually past due. Under Summit Bancorp's credit and accounting policies, all impaired loans are defined as non-performing loans.

Specific allocations, when required under SFAS No. 114, are identified by individual loan while general reserve percentages are identified by loan category or grade and allocated accordingly. All other loans not considered impaired, as defined, are graded and incorporated in the process of assessing the adequacy of the allowance for loan losses. The allowance is maintained at a level considered sufficient to absorb estimated losses in the loan portfolio.

At year-end 1996, of the total $267.7 million loan loss allowance, approximately $19.5 million was identified for impaired loans, $115.0 million was allocated to specific categories or grades of loans not considered impaired as deemed necessary under the assessment process, and $133.2 million was considered a general unallocated reserve for the remaining inherent risk in the portfolio.

The provision for loan losses was $62.0 million for the year, down $9.9 million, or 13.7%, from $71.9 million recorded in 1995. This decrease resulted from the improvement in asset quality ratios and the reduction in non-performing loans during 1996. Net charge offs of $81.8 million were recorded in 1996, a decrease of $22.5 million, or 21.5%, compared to $104.3 million recorded in 1995. These net charge offs represented .56% of average loans in 1996 compared to .78% of average loans in 1995.



ASSET/LIABILITY MANAGEMENT
================================================================================
INTEREST SENSITIVITY:

Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Asset/Liability Management Committee (ALCO). The principal objective of ALCO is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. Net interest income, the primary source of earnings, is affected by interest rate movements. To mitigate the impact of changes in interest rates, a balance sheet must be structured so that repricing opportunities exist for both assets and liabilities in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute an interest-sensitivity gap, which is the difference between interest-sensitive assets and interest-sensitive liabilities. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

As illustrated by the interest rate sensitivity analysis in the accompanying table, sensitivity to interest rate fluctuations is measured in a number of time frames. The gap position is presented on an adjusted basis allowing for the impact of off-balance-sheet transactions.

An asset-sensitive gap means an excess of interest-sensitive assets over interest-sensitive liabilities, whereas a liability-sensitive gap means an excess of interest-sensitive liabilities over interest-sensitive assets. At December 31, 1996, there was a thirty-day liability-sensitive gap of $3.5 billion and a one-year cumulative liability-sensitive gap of $2.7 billion. In a rising rate environment, a liability-sensitive gap position generally indicates that increases in the cost of interest-bearing liabilities will outpace increases in income from interest-earning assets. This risk can be reduced by various strategies, including the administration of liability costs, asset maturities and use of off-balance-sheet financial instruments to insulate net interest income from the effects of changes in interest rates.

These gap positions are also monitored through the use of simulation modeling techniques which apply alternative interest rate scenarios to periodic forecasts of future business activity and estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in varying interest rate environments.

Asset and liability management efforts also involved the use of hedges, primarily interest rate swaps and interest rate floors, to modify the interest rate characteristics of designated assets and liabilities. These interest rate swaps and floors were accounted for as hedges and were not recorded on the balance sheet. Income or expense related to these instruments was accrued monthly and recognized as an adjustment to interest income or interest expense for those balance sheet instruments being hedged. Hedged transactions resulted in a reduction in net interest income of $2.0 million in 1996 compared to a $9.8 million reduction in 1995.

The following table illustrates the aggregate notional amounts and expected maturities of interest rate swaps and interest rate floors at December 31, 1996.

                                                                        Weighted
                                                        Notional       Avg. Est.
   (In millions)                                         Amount         Maturity
--------------------------------------------------------------------------------
Interest rate swaps:
  Receive fixed/pay floating ..............             $  161.3           8/98
  Receive floating/pay fixed ..............                225.0          10/97
Interest rate floors ......................                430.0          12/98
--------------------------------------------------------------------------------
                                                        $  816.3           7/98
--------------------------------------------------------------------------------

The notional values of these instruments represent the contractual balances on which calculations of the amount of interest exchanged were based. A portion of the swaps were indexed amortizing swaps that were structured to contain an initial principal lockout period followed by a scheduled principal amortization period. The amortization speed was determined by a sliding percentage scale which used different amortization percentages for varying levels of London Interbank Offer Rate (LIBOR). The scheduled principal amortization speed is designed to increase or decrease in a manner similar to that of the hedged asset or liability. The actual lives of these agreements will move with the level of rates, but cannot exceed the maximum life contained in each agreement. At year-end 1996, the swap agreements had an average maximum remaining maturity of 17 months. The interest rate floors were purchased primarily to hedge LIBOR based assets.

INTEREST RATE SENSITIVITY TABLE AS OF DECEMBER 31, 1996
(In thousands)

                                                   INTEREST SENSITIVITY PERIOD
                                   ------------------------------------------------------
                                        30 DAY       90 DAY      180 DAY          365 DAY
-----------------------------------------------------------------------------------------
Earning Assets:
Total securities ................  $   778,233   $   422,695   $   690,038   $  1,037,404
  Loans, net ....................    4,734,603       949,008       833,681      1,406,742
  Other interest-earning assets .      135,968            --            --             --
-----------------------------------------------------------------------------------------
                                     5,648,804     1,371,703     1,523,719      2,444,146
-----------------------------------------------------------------------------------------
Sources of Funds:
  Savings and time deposits .....    7,899,228       900,851       856,960      1,364,292
  Commercial CDs ................      423,507       131,120        30,876         25,314
  Other interest-bearing
    liabilities .................      813,726       212,305        92,393        341,406
  Non-interest-bearing sources ..           --            --            --             --
-----------------------------------------------------------------------------------------
                                     9,136,461     1,244,276       980,229      1,731,012
-----------------------------------------------------------------------------------------
Asset (Liability) Interval Gap ..   (3,487,657)      127,427       543,490        713,134
Net effect of off-balance sheet
  instruments ...................       25,000      (391,313)           --       (225,000)
-----------------------------------------------------------------------------------------
Asset (Liability) Sensitivity Gap
  Period gap ....................   (3,462,657)     (263,886)      543,490        488,134
  Cumulative gap ................  $(3,462,657)  $(3,726,543)  $(3,183,053)  $ (2,694,919)
-----------------------------------------------------------------------------------------
                                          TOTAL     ONE YEAR    NON-INTEREST
                                         WITHIN           TO   SENSITIVE AND
                                        ONE YEAR   TWO YEARS  OVER TWO YEARS        TOTAL
-----------------------------------------------------------------------------------------
Earning Assets:
Total securities ................   $  2,928,370  $  798,610      $2,187,194  $ 5,914,174
  Loans, net ....................      7,924,034   1,244,966       5,382,876   14,551,876
  Other interest-earning assets .        135,968          --              --      135,968
-----------------------------------------------------------------------------------------
                                      10,988,372   2,043,576       7,570,070   20,602,018
-----------------------------------------------------------------------------------------
Sources of Funds:
  Savings and time deposits .....     11,021,331     951,560       1,806,912   13,779,803
  Commercial CDs ................        610,817          --              --      610,817
  Other interest-bearing
    liabilities .................      1,459,830      45,959         522,922    2,028,711
  Non-interest-bearing sources ..             --          --       4,182,687    4,182,687
-----------------------------------------------------------------------------------------
                                      13,091,978     997,519       6,512,521   20,602,018
-----------------------------------------------------------------------------------------
Asset (Liability) Interval Gap ..     (2,103,606)  1,046,057       1,057,549
Net effect of off-balance sheet
  instruments ...................       (591,313)         --         591,313
-----------------------------------------------------------------------------------------
Asset (Liability) Sensitivity Gap
  Period gap ....................     (2,694,919)  1,046,057       1,648,862
  Cumulative gap ................   $ (2,694,919) (1,648,862)     $       --
-----------------------------------------------------------------------------------------

The following table illustrates the interest rate swap activity for the past two years.

(In millions)                                         1996               1995
--------------------------------------------------------------------------------
Balance, beginning of year ............            $ 967.5           $1,063.5
  Additions ...........................              225.0               40.0
  Maturities/amortizations ............             (673.6)            (136.0)
  Terminations ........................             (132.6)                --
--------------------------------------------------------------------------------
Balance, end of year ..................            $ 386.3           $  967.5
--------------------------------------------------------------------------------

During 1996, interest rate swaps with a remaining notional value of $132.6 million were terminated for $.6 million. These termination costs are being amortized over the remaining lives of the related hedged assets or liabilities. At December 31, 1996, the remaining unamortized termination costs were $1.6 million with amortization periods ranging from 5 to 31 months. For additional information on the use of derivative financial instruments, see Notes 18 and 19 of the Notes to Consolidated Financial Statements.


LIQUIDITY:

Bank liquidity is the ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. Traditional sources of liquidity include asset maturities, asset repayments, and deposit growth. Purchased liabilities such as commercial certificates of deposit, Federal funds purchased and securities sold under agreements to repurchase represent other major sources of funding. In addition, the bank subsidiaries have established borrowing relationships with the Federal Home Loan Bank and other correspondent banks which further support and enhance liquidity.

A base of low-cost demand and retail deposits, which is the cornerstone of liquidity, is managed through an extensive branch network. Total demand and retail deposits amounted to $17.8 billion at December 31, 1996, compared to $17.2 billion at year-end 1995.

Liquidity is also important at the Parent Corporation in order to provide funds for operations and to pay dividends to shareholders. Parent Corporation cash requirements are met primarily through management fees and dividends from its subsidiaries and the issuance of short- and long-term debt. The amount of dividends from bank subsidiaries is subject to certain regulatory restrictions as detailed in Note 20 of the Notes to Consolidated Financial Statements.

Commercial paper issued by the Parent Corporation is primarily a funding source for certain non-bank subsidiaries. These funds averaged $44.5 million during the year, compared to the 1995 average of $47.7 million. At December 31, 1996, commercial paper totaled $40.5 million. At year-end 1996, there were $38.0 million of short-term lines of credit available to support commercial paper borrowings and for general corporate purposes.

Liquidity management is a function of ALCO and includes monitoring current and projected cash flows, as well as economic forecasts for the industry. A liquidity contingency plan, which is designed to manage potential liquidity concerns due to changes in interest rates, credit markets, and other external risks, is also in place.

The Consolidated Statements of Cash Flows present the change in cash from operating, investing, and financing activities. Cash decreased by $110.8 million during 1996. Net cash provided by operating activities totaled $324.0 million. This amount was primarily due to results of operations adjusted for: provisions for loan losses and OREO, depreciation, amortization and accretion, originations of mortgages held for sale, and proceeds from the sales of mortgages held for sale. Net cash used in investing activities totaled $237.6 million and was primarily the result of loan and securities activity. Net cash used in financing activities totaled $197.2 million, reflecting dividends paid, the redemption of preferred stock and the purchase of common stock specifically for the Central Jersey acquisition, in addition to decreases in deposits partially offset by increases in short-term borrowings and long-term debt.

The combined securities portfolio is also a source of liquidity, as portfolio assets provide cash flows through maturities and periodic repayments of principal. During 1996, proceeds from maturities and other cash flows in the combined securities portfolios were $1.2 billion, while proceeds from the sales of securities available for sale were $139.8 million. Cash flows from the securities portfolios were primarily used to fund loan growth. Total scheduled maturities of interest bearing deposits with banks plus maturities and anticipated principal repayments of the combined securities portfolios are expected to approximate $1.1 billion during 1997. In addition, all or part of the $2.7 billion of securities available for sale could be sold to provide additional liquidity. At December 31, 1996, the average duration of securities held to maturity and securities available for sale, adjusted for historical prepayment patterns on mortgage-backed securities, was estimated to be approximately 2.2 years and 1.4 years, respectively.



RESULTS OF OPERATIONS - 1995 COMPARED TO 1994
================================================================================
Total earnings in 1995 amounted to $242.9 million or $2.77 per share compared to $154.6 million or $1.80 per share for 1994. Improved earnings were primarily the result of growth in net interest income, a lower provision for loan losses, and a reduction in non-interest expenses. As a result of sustained earnings and capital growth, the quarterly dividend paid on common stock was increased twice during 1995 to an annualized dividend rate of $1.28 per share compared to a $1.04 dividend rate at year-end 1994. Also, during 1995 key performance ratios showed significant improvement. Return on average assets increased 40 basis points from 1994 to 1.16%, while return on common equity rose to 14.82% versus 10.37% for 1994. In addition, the efficiency ratio improved to 57.55% for 1995 from 59.71% in 1994.

Interest income on a tax-equivalent basis was $1.5 billion, an increase of $190.7 million, or 14.4%, compared to 1994. This increase was primarily due to the impact of higher interest rates in early 1995 on the loan and securities portfolios. The average yield on interest earning assets was 7.85% for 1995 compared to 7.09% for 1994, an increase of 76 basis points.

Interest expense was $626.4 million for 1995, an increase of $150.4 million, or 31.6%, from a year ago. The increase is primarily the result of the higher rates paid for deposits and other borrowed funds. The average cost of total interest-bearing liabilities was 4.05% in 1995, an increase of 91 basis points from 3.14% in 1994.

Net interest income on a tax-equivalent basis amounted to $886.5 million, an increase of $40.3 million, or 4.8%, from $846.2 million earned in 1994. This increase was primarily from higher levels of net interest-earning assets over the prior year. Net interest spread on a tax-equivalent basis declined 15 basis points to 3.80% for the year compared to 3.95% earned in 1994. Net interest margin rose slightly to 4.60% for 1995 compared to 4.53% in 1994, as the growth in net interest income outpaced the growth in average interest-earning assets.

Excluding securities gains, non-interest income rose $7.7 million, or 3.7%, from 1994. Service charges on deposit accounts amounted to $88.1 million in 1995, an increase of $5.1 million, or 6.1%. Service and loan fee income decreased $1.5 million, or 3.9%, to $35.6 million in 1995. Trust income of $35.4 million increased $1.8 million, or 5.2%, over the prior year. Other income amounted to $55.2 million, an increase of $1.9 million, or 3.6%, compared to the prior year. For the year ended December 31, 1995, securities gains were $8.6 million, an increase of $6.4 million over 1994.

Non-interest expenses totaled $642.4 million in 1995, a decrease of $57.3 million, or 8.2%, compared to 1994. Excluding the restructuring charge and the loss on sale of assets taken in 1994, non-interest expenses decreased $8.3 million, or 1.3%, in 1995. Salaries expense totaled $251.3 million in 1995, an increase of $6.3 million, or 2.6%, compared to 1994. Pension and other employee benefits expense totaled $85.3 million for the year ended December 31, 1995, and was $7.4 million, or 9.5%, greater than 1994.

Furniture and equipment expenses amounted to $61.1 million, an increase of $2.5 million, or 4.3%, from $58.6 million in 1994. Communications expense was $26.2 million for 1995, an increase of $1.3 million, or 5.1%, from 1994. Deposit insurance premiums of $21.6 million represented a decline of $16.4 million, or 43.1%, from 1994, which reflected the reduction in premium rates on BIF deposits effective June 1995.

During 1994, a restructuring charge of $13.6 million was recorded in conjunction with the Crestmont Financial Corp. (Crestmont) acquisition. In addition, other expenses for 1995 were $126.7 million, a decrease of $45.6 million, or 26.5%, from 1994. Included were declines of $13.2 million in OREO expenses and $35.4 million due to the loss on the sale of certain non-performing loans and OREO acquired from Crestmont.

Federal and state income tax expenses for 1995 were $136.3 million compared to $89.0 million in 1994. The increase was primarily the result of higher pre-tax income.

RECENT ACCOUNTING PRONOUNCEMENTS
================================================================================
IN June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transactions that are secured borrowings. SFAS No. 125 is effective for transfers occurring after December 31, 1996. In December 1996 the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an Amendment of FASB Statement No. 125." The adoption of SFAS Nos. 125 and 127 is not expected to have a material effect on Summit Bancorp's future financial condition or results of operations.

REACHING HIGHER - LOOKING AHEAD
================================================================================
One of Summit Bancorp's primary objectives is to achieve balanced asset and revenue growth, and at the same time expand market presence and diversify the line of financial products. However, it is recognized that objectives, no matter how focused, are subject to factors beyond the control of Summit Bancorp which can impede the ability to achieve these goals.

The following are some factors that should be considered when evaluating Summit Bancorp's ability to achieve its objectives:

The financial market place is rapidly changing. Over the last several decades, the banking industry has lost market share to other financial service providers. Banks are no longer the only place to obtain loans, nor the only place to keep financial assets. The future is predicated on Summit Bancorp's ability to adapt product lines, provide superior customer service and compete in an ever-changing marketplace.

Net interest income, the primary source of earnings, is impacted favorably or unfavorably by changes in interest rates. Although the impact of interest rate fluctuations is mitigated by ALCO strategies, significant changes in interest rates can have an adverse impact on profitability.

The ability of customers to repay their obligations is often impacted by changes in the regional and national economy. Although Summit Bancorp regularly sets aside loan loss provisions toward the allowance for loan losses in amounts intended to be sufficient to absorb foreseeable credit losses, significant unfavorable changes in the economy could severely impact the assumptions used in the determination of the adequacy of the allowance.

Technological changes will have a material impact on how financial service companies compete for and deliver services. It is recognized that these changes will have a direct impact on how the marketplace is approached and ultimately on profitability. Summit Bancorp has already taken steps to reduce reliance on traditional delivery channels. However, continued success will be measured by the ability to react immediately to future technological changes.

Summit Bancorp and Subsidiaries



CONSOLIDATED COMPARATIVE AVERAGE BALANCE SHEETS WITH RESULTANT
  INTEREST AND RATES

(Tax-equivalent basis, dollars in millions, not covered by independent auditors' report)                  1996

                                                                                             Average               Average
                                                                                             Balance    Interest      Rate
--------------------------------------------------------------------------------------------------------------------------
     ASSETS
     Interest-earning assets:
       Federal funds sold and securities purchased under
         agreements to resell .......................................................      $    49.1    $   2.9      5.90%
       Interest-bearing deposits with banks .........................................           14.3         .8      5.74
       Trading account securities ...................................................           27.5        1.5      5.44
       Securities available for sale:
         U.S. Government and Federal agencies .......................................        1,956.7      122.6      6.27
         States and political subdivisions ..........................................            6.4         .4      6.66
         Other securities ...........................................................          487.4       29.5      6.04
--------------------------------------------------------------------------------------------------------------------------
           Total securities available for sale ......................................        2,450.5      152.5      6.22
--------------------------------------------------------------------------------------------------------------------------
       Securities held to maturity:
         U.S. Government and Federal agencies .......................................        1,607.2       99.6      6.20
         States and political subdivisions ..........................................          255.8       23.3      9.11
         Other securities ...........................................................        1,443.7       86.6      6.00
--------------------------------------------------------------------------------------------------------------------------
           Total securities held to maturity ........................................        3,306.7      209.5      6.34
--------------------------------------------------------------------------------------------------------------------------
       Loans:
         Commercial .................................................................        5,331.4      444.3      8.33
         Commercial mortgage ........................................................        2,392.6      208.4      8.71
         Residential mortgage .......................................................        3,608.2      267.3      7.41
         Consumer ...................................................................        3,289.1      277.2      8.43
--------------------------------------------------------------------------------------------------------------------------
           Total loans ..............................................................       14,621.3    1,197.2      8.19
--------------------------------------------------------------------------------------------------------------------------
           Total interest-earning assets ............................................       20,469.4    1,564.4      7.64
--------------------------------------------------------------------------------------------------------------------------
     Cash and due from banks ........................................................        1,198.5
     Allowance for loan losses ......................................................         (284.9)
     Other assets ...................................................................          796.9
--------------------------------------------------------------------------------------------------------------------------
     Total Assets ...................................................................      $22,179.9
==========================================================================================================================

     LIABILITIES AND SHAREHOLDERS' EQUITY
     Interest-bearing liabilities:
       Savings deposits .............................................................     $  7,954.8      200.8      2.52
       Time deposits ................................................................        5,561.8      283.7      5.10
       Commercial certificates of deposit $100,000 and over .........................          803.9       43.0      5.35
--------------------------------------------------------------------------------------------------------------------------
           Total interest-bearing deposits ..........................................       14,320.5      527.5      3.68
--------------------------------------------------------------------------------------------------------------------------
       Commercial paper .............................................................           44.5        2.3      5.25
       Other borrowed funds .........................................................        1,423.7       77.7      5.45
       Long-term debt ...............................................................          423.9       31.8      7.50
--------------------------------------------------------------------------------------------------------------------------
           Total interest-bearing liabilities .......................................       16,212.6      639.3      3.94
--------------------------------------------------------------------------------------------------------------------------
     Demand deposits ................................................................        3,752.0
     Other liabilities ..............................................................          348.6
     Shareholders' equity ...........................................................        1,866.7
--------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Shareholders' Equity .....................................      $22,179.9
==========================================================================================================================

     Net interest income (tax-equivalent basis)                                                           925.1      3.70%
     Tax-equivalent basis adjustment                                                                      (13.6)
--------------------------------------------------------------------------------------------------------------------------
     Net interest income                                                                                $ 911.5
==========================================================================================================================

     Net interest income as a percent of interest-earning assets
       (tax-equivalent basis)                                                                                        4.52%
==========================================================================================================================


                                                                                             1995
                                                                              Average                    Average
                                                                              Balance      Interest         Rate
----------------------------------------------------------------------------------------------------------------
 ASSETS
 Interest-earning assets:
   Federal funds sold and securities purchased under
     agreements to resell ..........................................       $    112.9       $    7.1        6.31%
   Interest-bearing deposits with banks ............................             11.1             .6        5.81
   Trading account securities ......................................             34.8            2.1        5.89
   Securities available for sale:
     U.S. Government and Federal agencies ..........................            738.0           48.7        6.60
     States and political subdivisions .............................              9.3             .6        6.89
     Other securities ..............................................            247.0           16.2        6.56
----------------------------------------------------------------------------------------------------------------
       Total securities available for sale .........................            994.3           65.5        6.59
----------------------------------------------------------------------------------------------------------------
   Securities held to maturity:
     U.S. Government and Federal agencies ..........................          2,445.5          151.4        6.19
     States and political subdivisions .............................            323.5           31.4        9.69
     Other securities ..............................................          1,929.4          117.1        6.07
----------------------------------------------------------------------------------------------------------------
       Total securities held to maturity ...........................          4,698.4          299.9        6.38
----------------------------------------------------------------------------------------------------------------
   Loans:
     Commercial ....................................................          5,286.0          462.7        8.75
     Commercial mortgage ...........................................          2,232.3          200.2        8.97
     Residential mortgage ..........................................          3,021.5          223.6        7.40
     Consumer ......................................................          2,876.7          251.2        8.73
----------------------------------------------------------------------------------------------------------------
       Total loans .................................................         13,416.5        1,137.7        8.48
----------------------------------------------------------------------------------------------------------------
       Total interest-earning assets ...............................         19,268.0        1,512.9        7.85
----------------------------------------------------------------------------------------------------------------
 Cash and due from banks ...........................................          1,079.2
 Allowance for loan losses .........................................           (299.9)
 Other assets ......................................................            822.8
----------------------------------------------------------------------------------------------------------------
 Total Assets ......................................................        $20,870.1
================================================================================================================
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing liabilities:
   Savings deposits ................................................       $  7,773.7          205.2        2.64
   Time deposits ...................................................          5,298.2          273.4        5.16
   Commercial certificates of deposit $100,000 and over ............            631.6           36.1        5.71
----------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits .............................         13,703.5          514.7        3.76
----------------------------------------------------------------------------------------------------------------
   Commercial paper ................................................             47.7            2.7        5.70
   Other borrowed funds ............................................          1,232.0           71.4        5.79
   Long-term debt ..................................................            499.6           37.6        7.52
----------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities ..........................         15,482.8          626.4        4.05
----------------------------------------------------------------------------------------------------------------
 Demand deposits ...................................................          3,393.9
 Other liabilities .................................................            329.1
 Shareholders' equity ..............................................          1,664.3
----------------------------------------------------------------------------------------------------------------
 Total Liabilities and Shareholders' Equity ........................        $20,870.1
================================================================================================================
 Net interest income (tax-equivalent basis)                                                    886.5        3.80%
 Tax-equivalent basis adjustment                                                               (17.3)
----------------------------------------------------------------------------------------------------------------
 Net interest income                                                                        $  869.2
================================================================================================================
 Net interest income as a percent of interest-earning assets
   (tax-equivalent basis)                                                                                   4.60%
================================================================================================================

Notes:  Average loan balances and rates include non-accruing loans.
        The tax-equivalent basis adjustment was computed based on a Federal income tax rate of 35% for 1996 through 1993 and 34% for 1992 and 1991.


                                                                               1994                                 1993
                                                                 Average                   Average    Average                Average
                                                                 Balance     Interest         Rate    Balance     Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Interest-earning assets:
   Federal funds sold and securities purchased under
     agreements to resell .................................     $   103.2   $    3.8          3.73%   $   231.9   $    7.1    3.08%
   Interest-bearing deposits with banks ...................          16.9         .6          3.72         21.9         .7    2.98
   Trading account securities .............................          28.9         .9          2.94         32.7        1.5    4.44
   Securities available for sale:
     U.S. Government and Federal agencies .................         442.3       25.2          5.71        410.2       17.1    4.16
     States and political subdivisions ....................         536.2       30.6          5.70        272.0       14.7    5.39
     Other securities .....................................         514.9       26.4          5.13        464.1       21.4    4.62
------------------------------------------------------------------------------------------------------------------------------------
       Total securities available for sale ................       1,493.4       82.2          5.50      1,146.3       53.2    4.64
------------------------------------------------------------------------------------------------------------------------------------
   Securities held to maturity:
     U.S. Government and Federal agencies .................       2,378.4      136.2          5.72      2,898.5      189.8    6.55
     States and political subdivisions ....................         381.5       38.1          9.99        403.1       42.8   10.62
     Other securities .....................................       1,869.5      104.2          5.57        947.6       53.9    5.69
------------------------------------------------------------------------------------------------------------------------------------
       Total securities held to maturity ..................       4,629.4      278.5          6.01      4,249.2      286.5    6.74
------------------------------------------------------------------------------------------------------------------------------------
Loans:
  Commercial ..............................................       5,148.0      392.5          7.62      5,008.1      352.8    7.04
  Commercial mortgage .....................................       2,299.3      189.7          8.25      2,338.4      189.7    8.11
  Residential mortgage ....................................       2,372.6      165.0          6.95      2,083.5      162.9    7.82
  Consumer ................................................       2,567.7      209.0          8.14      2,459.5      203.5    8.27
------------------------------------------------------------------------------------------------------------------------------------
    Total loans ...........................................      12,387.6      956.2          7.72     11,889.5      908.9    7.64
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets .........................      18,659.4    1,322.2          7.09     17,571.5    1,257.9    7.16
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks ...................................       1,130.2                               1,073.4
Allowance for loan losses .................................        (342.0)                               (359.5)
Other assets ..............................................         810.6                                 830.2
------------------------------------------------------------------------------------------------------------------------------------
Total Assets ..............................................     $20,258.2                             $19,115.6
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   Savings deposits .......................................     $  8,327.5      182.5         2.19    $ 7,997.5      184.4    2.31
   Time deposits ..........................................        4,205.2      167.5         3.98      4,758.3      200.0    4.20
   Commercial certificates of deposit $100,000 and over ...          460.1       18.9         4.10        324.5        9.4    2.89
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits ....................       12,992.8      368.9         2.84     13,080.3      393.8    3.01
------------------------------------------------------------------------------------------------------------------------------------
   Commercial paper .......................................           46.5        1.9         4.06         58.9        1.7    2.95
   Other borrowed funds ...................................        1,624.6       70.3         4.33        922.7       32.7    3.55
   Long-term debt .........................................          479.5       34.9         7.28        370.6       28.6    7.71
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities .................       15,143.4      476.0         3.14     14,432.5      456.8    3.17
------------------------------------------------------------------------------------------------------------------------------------
 Demand deposits ..........................................        3,314.0                              3.025.3
 Other liabilities ........................................          289.3                                244.3
 Shareholders' equity .....................................        1,511.5                              1,413.5
------------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities and Shareholders' Equity ...............      $20,258.2                             $19,115.6
====================================================================================================================================
 Net interest income (tax-equivalent basis) ................                     846.2         3.95%                 801.1    3.99%
 Tax-equivalent basis adjustment ..........................                     (19.4)                               (21.2)
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income ......................................                   $ 826.8                             $  779.9
====================================================================================================================================
 Net interest income as a percent of interest-earning assets
   (tax-equivalent basis)                                                                     4.53%                          4.56%
====================================================================================================================================


                                                                               1992                               1991
                                                                   Average             Average     Average                Average
                                                                   Balance   Interest   Rate       Balance      Interest     Rate
---------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Interest-earning assets:
   Federal funds sold and securities purchased under
     agreements to resell .................................      $   287.0  $   11.1     3.86%     $   526.9   $   31.5    5.98%
   Interest-bearing deposits with banks ...................           18.7        .7     3.70           34.7        2.3    6.58
   Trading account securities .............................           23.9       1.5     6.26           14.5        1.3    9.16
   Securities available for sale:
     U.S. Government and Federal agencies .................          120.5      10.3     8.54           22.4        2.1    9.32
     States and political subdivisions ....................             --        --       --            5.0         .8   15.43
     Other securities .....................................            6.3        .5     7.75            7.8         .6    8.29
---------------------------------------------------------------------------------------------------------------------------------
       Total securities available for sale ................          126.8      10.8     8.50           35.2        3.5    9.97
---------------------------------------------------------------------------------------------------------------------------------
   Securities held to maturity:
     U.S. Government and Federal agencies .................        3,781.9     276.5     7.31        3,067.7      268.5    8.75
     States and political subdivisions ....................          498.2      51.5    10.34          581.6       61.5   10.58
     Other securities .....................................          486.1      31.9     6.57          701.1       60.1    8.57
---------------------------------------------------------------------------------------------------------------------------------
       Total securities held to maturity ..................        4,766.2     359.9     7.55        4,350.4      390.1    8.97
---------------------------------------------------------------------------------------------------------------------------------
Loans:
  Commercial ..............................................        5,249.9     381.1     7.26        5,542.7      494.9    8.93
  Commercial mortgage .....................................        2,265.7     199.3     8.80        2,055.1      203.7    9.91
  Residential mortgage ....................................        2,025.9     178.4     8.81        2,098.9      204.0    9.72
  Consumer ................................................        2,502.4     221.9     8.87        2,477.5      259.0   10.45
---------------------------------------------------------------------------------------------------------------------------------
   Total loans ............................................       12,043.9     980.7     8.14       12,174.2    1,161.6    9.54
---------------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets ..........................       17,266.5   1,364.7     7.90       17,135.9    1,590.3    9.28
---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks ...................................          974.6                             865.7
Allowance for loan losses .................................         (401.6)                           (397.2)
Other assets ..............................................          858.2                             840.0
---------------------------------------------------------------------------------------------------------------------------------
Total Assets ..............................................      $18,697.7                         $18,444.4
=================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   Savings deposits ......................................       $ 7,246.3     226.7     3.13      $ 6,034.0      300.0    4.97
   Time deposits .........................................         5,417.6     282.1     5.21        5,785.1      399.4    6.90
   Commercial certificates of deposit $100,000 and over ..           517.0      20.2     3.91        1,000.0       61.4    6.14
---------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits ...................        13,180.9     529.0     4.01       12,819.1      760.8    5.94
---------------------------------------------------------------------------------------------------------------------------------
   Commercial paper ......................................            94.3       3.4     3.61          167.4       10.2    6.10
   Other borrowed funds ..................................         1,027.0      38.3     3.73        1,417.1       82.3    5.80
   Long-term debt ........................................           248.7      24.1     9.68          303.6       29.3    9.66
---------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities ................        14,550.9     594.8     4.09       14,707.2      882.6    6.00
---------------------------------------------------------------------------------------------------------------------------------
 Demand deposits .........................................         2,680.1                           2,347.7
 Other liabilities .......................................           209.1                             227.7
 Shareholders' equity ....................................         1,257.6                           1,161.8
---------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities and Shareholders' Equity ..............       $18,697.7                         $18,444.4
=================================================================================================================================
 Net interest income (tax-equivalent basis) ..............                     769.9     3.81%                    707.7    3.28%
 Tax-equivalent basis adjustment .........................                     (23.2)                             (27.9)
---------------------------------------------------------------------------------------------------------------------------------
 Net interest income .....................................                  $  746.7                           $  679.8
=================================================================================================================================
 Net interest income as a percent of interest-earning assets
   (tax-equivalent basis)                                                                4.46%                             4.13%
=================================================================================================================================

Summit Bancorp and Subsidiaries

   CONSOLIDATED BALANCE SHEETS
     (Dollars in thousands)

                                                                                                             December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                                       1996               1995
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks ................................................................        $ 1,256,684        $ 1,337,718
Federal funds sold and securities purchased under agreements to resell .................            111,143            161,650
Interest bearing deposits with banks ...................................................             24,825             18,329
Securities:
  Trading account securities ...........................................................             26,376             28,637
  Securities available for sale ........................................................          2,670,414          2,408,065
  Securities held to maturity (fair value of $3,198,347 in 1996
    and $3,040,826 in 1995) ............................................................          3,217,384          3,047,080
------------------------------------------------------------------------------------------------------------------------------
      Total securities .................................................................          5,914,174          5,483,782
------------------------------------------------------------------------------------------------------------------------------
Loans ..................................................................................         14,819,595         14,019,574
  Less: Allowance for loan losses ......................................................            267,719            279,034
------------------------------------------------------------------------------------------------------------------------------
      Net loans ........................................................................         14,551,876         13,740,540
------------------------------------------------------------------------------------------------------------------------------
Premises and equipment .................................................................            204,953            206,691
Accrued interest receivable ............................................................            140,368            132,441
Due from customers on acceptances ......................................................             15,671             26,740
Other assets ...........................................................................            448,318            429,044
------------------------------------------------------------------------------------------------------------------------------
Total Assets ...........................................................................        $22,668,012        $21,536,935
==============================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand deposits .................................................        $ 3,984,366        $ 3,873,801
  Interest bearing deposits:
    Savings and time deposits ..........................................................         13,779,803         13,373,864
    Commercial certificates of deposit $100,000 and over ...............................            610,817            707,438
------------------------------------------------------------------------------------------------------------------------------
      Total deposits ...................................................................         18,374,986         17,955,103
------------------------------------------------------------------------------------------------------------------------------
Other borrowed funds ...................................................................          1,338,734          1,042,556
Accrued expenses and other liabilities .................................................            271,510            239,791
Accrued interest payable ...............................................................             50,261             45,567
Bank acceptances outstanding ...........................................................             15,671             26,740
Long-term debt .........................................................................            689,977            424,862
------------------------------------------------------------------------------------------------------------------------------
      Total liabilities ................................................................         20,741,139         19,734,619
------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
  Preferred stock:
    Series B: Authorized 1,200,000 shares, issued and outstanding 600,166 shares in 1995                 --             30,008
    Series C: Authorized, issued and outstanding 504,481 shares in 1995                                  --             12,612
  Common stock par value $1.20:
    Authorized 130,000,000 shares; issued and outstanding 93,962,565 in 1996 and
      88,471,028 in 1995 ...............................................................            112,755            106,165
  Surplus ..............................................................................            881,483            826,788
  Retained earnings ....................................................................            927,672            821,579
  Net unrealized gain on securities, net of tax ........................................              4,963              5,164
------------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity .......................................................          1,926,873          1,802,316
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity .............................................        $22,668,012        $21,536,935
==============================================================================================================================

 See accompanying Notes to Consolidated Financial Statements.

SUMMIT BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)                                                          Years ended December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                  1996              1995                1994
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans ...................................................................      $1,191,805        $1,132,584        $   951,029
Securities:
  Trading account securities ............................................           1,481             1,981                747
  Securities available for sale .........................................         152,326            63,973             81,187
  Securities held to maturity ...........................................         201,481           289,310            265,365
------------------------------------------------------------------------------------------------------------------------------
    Total securities ....................................................         355,288           355,264            347,299
Federal funds sold and securities purchased under agreements to resell ..           2,894             7,122              3,843
Deposits with banks .....................................................             820               647                629
------------------------------------------------------------------------------------------------------------------------------
    Total interest income ...............................................       1,550,807         1,495,617          1,302,800
------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Savings and time deposits ...............................................         484,524           478,643            349,989
Commercial certificates of deposit $100,000 and over ....................          43,011            36,090             18,858
Borrowed funds and long-term debt .......................................         111,761           111,643            107,126
------------------------------------------------------------------------------------------------------------------------------
    Total interest expense ..............................................         639,296           626,376            475,973
------------------------------------------------------------------------------------------------------------------------------
    Net interest income .................................................         911,511           869,241            826,827
Provision for loan losses ...............................................          62,000            71,850             91,995
------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses .................         849,511           797,391            734,832
------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Service charges on deposit accounts .....................................          98,949            88,083             82,997
Service and loan fee income .............................................          40,414            35,562             37,013
Trust income ............................................................          39,540            35,418             33,667
Securities gains ........................................................           5,217             8,606              2,232
Trading account gains ...................................................             477             1,295                847
Other ...................................................................          62,866            55,225             53,310
------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income ...........................................         247,463           224,189            210,066
------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Salaries ................................................................         245,507           251,253            244,906
Pension and other employee benefits .....................................          80,873            85,297             77,906
Occupancy, net ..........................................................          71,368            70,297             69,617
Furniture and equipment .................................................          64,841            61,104             58,561
Communications ..........................................................          30,029            26,155             24,885
Savings Association Insurance Fund assessment ...........................          11,059                --                 --
Deposit insurance premium ...............................................           3,780            21,600             37,983
Restructuring charges ...................................................         110,700                --             13,565
Other ...................................................................         129,778           126,655            172,242
------------------------------------------------------------------------------------------------------------------------------
    Total non-interest expenses .........................................         747,935           642,361            699,665
------------------------------------------------------------------------------------------------------------------------------
    Income before taxes .................................................         349,039           379,219            245,233
Federal and state income taxes ..........................................         119,864           136,349             88,952
------------------------------------------------------------------------------------------------------------------------------
    Income before cumulative effect of a change in accounting principle .         229,175           242,870            156,281
Cumulative effect of a change in accounting principle ...................              --                --             (1,731)
------------------------------------------------------------------------------------------------------------------------------
    Net Income ..........................................................      $  229,175        $  242,870        $   154,550
==============================================================================================================================
Net Income Per Common Share:
    Income before cumulative effect of a change in accounting principle .      $     2.44        $     2.77        $      1.82
Cumulative effect of a change in accounting principle ...................              --                --               (.02)
------------------------------------------------------------------------------------------------------------------------------
    Net Income Per Common Share .........................................      $     2.44        $     2.77        $      1.80
==============================================================================================================================
Average Common Shares Outstanding (in thousands) ........................          93,061            86,674             84,381
==============================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Summit Bancorp and Subsidiaries



CONSOLIDATED STATEMENTS OF CASH FLOWS


     (Dollars in thousands)                                                                                 Years ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   1996          1995          1994
------------------------------------------------------------------------------------------------------------------------------------
     OPERATING ACTIVITIES
     Net income ..........................................................................  $   229,175   $   242,870   $   154,550
     Adjustments to reconcile net income to net cash provided by operating activities:
       Provisions for loan losses and other real estate owned ............................       64,204        77,736       102,568
       Depreciation, amortization, and accretion, net ....................................       24,644        44,075        44,168
       Restructuring charges .............................................................      110,700            --        13,565
       Deferred income tax ...............................................................       10,916        22,486        23,244
       Gains on sales of trading account securities and securities available for sale ....       (5,694)       (9,901)       (3,079)
       Gains on sales of mortgages held for sale .........................................       (1,935)       (4,806)       (2,759)
       Gains on sales of other real estate owned .........................................       (3,596)       (3,528)       (1,457)
       Proceeds from sales of other real estate owned ....................................       27,165        24,534        44,927
       Proceeds from sales of mortgages held for sale ....................................      375,824       129,650       450,554
       Originations of mortgages held for sale ...........................................     (372,389)     (160,290)     (373,552)
       Net decrease (increase) in trading account securities .............................        2,738         7,528        (2,536)
       Net (increase) decrease in accrued interest receivable and other assets ...........      (40,986)       44,626      (320,559)
       Net (decrease) increase in accrued interest payable, accrued expenses,
         and other liabilities ...........................................................      (96,779)       13,775        23,095
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities .......................................      323,987       428,755       152,729
------------------------------------------------------------------------------------------------------------------------------------
     INVESTING ACTIVITIES
     Purchases of securities held to maturity ............................................     (504,879)     (562,943)   (2,134,258)
     Purchases of securities available for sale ..........................................     (884,304)     (276,199)     (557,253)
     Proceeds from maturities of securities held to maturity .............................      697,822       924,202     1,375,252
     Proceeds from maturities of securities available for sale ...........................      486,028       203,609       800,271
     Proceeds from sales of securities available for sale ................................      139,796       401,104       111,023
     Net decrease (increase) in Federal funds sold and securities purchased under
       agreements to resell ..............................................................       63,832       (84,481)      303,425
     Net (increase) decrease in interest bearing deposits with banks .....................       (6,496)          493        12,958
     Purchase acquisitions ...............................................................           --       (36,273)      (42,156)
     Net increase in loans ...............................................................     (221,625)     (654,001)   (1,071,204)
     Purchases of premises and equipment, net ............................................       (7,791)      (18,515)      (24,044)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities ...........................................     (237,617)     (103,004)   (1,225,986)
------------------------------------------------------------------------------------------------------------------------------------
     FINANCING ACTIVITIES
     Net (decrease) increase in deposits .................................................     (496,212)      528,488       546,205
     Net increase (decrease) in short-term borrowings ....................................      274,541      (520,483)      758,412
     Principal payments on long-term debt, net ...........................................      (35,085)     (196,499)     (398,004)
     Proceeds from issuance of debt, net of related expenses .............................      300,200        76,425       475,439
     Dividends paid ......................................................................     (133,185)      (94,784)      (74,042)
     Proceeds from issuance of common stock under dividend reinvestment
       and other stock plans .............................................................       30,301        32,631        24,962
     Purchase of common stock ............................................................      (91,175)           --            --
     Redemptions of preferred stock ......................................................      (42,620)       (5,984)           --
     Other, net ..........................................................................       (3,966)       (4,186)         (714)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash (used in) provided by financing activities .............................     (197,201)     (184,392)    1,332,258
------------------------------------------------------------------------------------------------------------------------------------
     (Decrease) increase in cash and due from banks ......................................     (110,831)      141,359       259,001
     Beginning cash balance of acquired entities .........................................       29,797         9,273         4,432
     Cash and due from banks, beginning of year ..........................................    1,337,718     1,187,086       923,653
------------------------------------------------------------------------------------------------------------------------------------
     Cash and due from banks, end of year ................................................  $ 1,256,684   $ 1,337,718   $ 1,187,086
====================================================================================================================================

     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid:
       Interest payments .................................................................  $   636,913   $   615,750   $   469,079
       Income tax payments ...............................................................      123,408       100,386        73,191
     Noncash investing activities:
       Net transfer of securities held to maturity to (from) securities available for sale           --     1,397,526      (573,715)
       Net transfer of loans to other real estate owned ..................................       21,401        30,050        47,628
====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------




     See accompanying Notes to Consolidated Financial Statements.

Summit Bancorp and Subsidiaries



CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

     (Dollars in thousands)
                                                                  Preferred           Common                          Retained
                                                                      Stock            Stock          Surplus         Earnings
-------------------------------------------------------------------------------------------------------------------------------
     Balance, December 31, 1993 ............................       $ 50,008        $  99,901        $ 706,530        $ 596,348
       Beginning balance of immaterial pooled
         acquisition (450,000 shares) ......................             --              540             (140)           2,395
       Net unrealized gain on securities upon
         adoption of a change in accounting principle,
         net of tax ........................................             --               --               --               --
       Adjustment for the pooling of companies with
         different fiscal year ends ........................             --               --              343              474
       Net income ..........................................             --               --               --          154,550
       Cash dividend declared:
         Preferred stock ...................................             --               --               --           (3,035)
         Common stock ......................................             --               --               --          (74,451)
       Common stock issued:
         Dividend reinvestment and other stock plans
           (647,661 shares) ................................             --              777           14,690               --
         Exercise of stock options, net (655,374 shares) ...             --              787            8,708               --
       Change in unrealized gain (loss) on securities,
         net of tax ........................................             --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
     Balance, December 31, 1994 ............................         50,008          102,005          730,131          676,281
-------------------------------------------------------------------------------------------------------------------------------
       Net income ..........................................             --               --               --          242,870
       Cash dividend declared:
         Preferred stock ...................................             --               --               --           (2,700)
         Common stock ......................................             --               --               --          (96,276)
       Common stock issued:
         In connection with purchase acquisition of
           Bancorp New Jersey, Inc. (1,948,153 shares) .....             --            2,338           65,848               --
         Dividend reinvestment and other stock plans
           (894,061 shares) ................................             --            1,073           24,684               --
         Exercise of stock options, net (624,862 shares) ...             --              749            6,125               --
       Redemption of Series C preferred stock
         (295,519 shares) ..................................         (7,388)              --               --            1,404
       Change in unrealized gain (loss) on securities,
         net of tax ........................................             --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
     Balance, December 31, 1995 ............................         42,620          106,165          826,788          821,579
-------------------------------------------------------------------------------------------------------------------------------
       Beginning balance of immaterial pooled
         acquisitions (4,353,085 shares) ...................             --            5,224           29,612           14,054
       Net income ..........................................             --               --               --          229,175
       Cash dividend declared:
         Preferred stock ...................................             --               --               --           (2,544)
         Common stock ......................................             --               --               --         (134,592)
       Common stock issued:
         Dividend reinvestment and other stock plans
           (282,390 shares) ................................             --              339           10,083               --
         Exercise of stock options, net (856,062 shares) ...             --            1,027           18,852               --
       Purchase of common stock at cost
         (2,329,880 shares) ................................             --           (2,796)         (88,379)              --
       Reissuance of treasury stock in conjunction with
         acquisition (2,329,880 shares) ....................             --            2,796           84,527               --
       Redemption of Series B preferred stock
         (600,166 shares) and Series C preferred stock
         (504,481 shares) ..................................        (42,620)              --               --               --
       Change in unrealized gain (loss) on securities,
         net of tax ........................................             --               --               --               --
-------------------------------------------------------------------------------------------------------------------------------
     Balance, December 31, 1996 ............................       $     --        $ 112,755        $ 881,483        $ 927,672
===============================================================================================================================


-------------------------------------------------------------------------------------------------------------------------------

     (Dollars in thousands)                                               Net              Total
                                                                   Unrealized      Shareholders'
                                                                  Gain (Loss)             Equity
-------------------------------------------------------------------------------------------------
     Balance, December 31, 1993 ............................         $  3,740        $ 1,456,527
       Beginning balance of immaterial pooled
         acquisition (450,000 shares) ......................               --              2,795
       Net unrealized gain on securities upon
         adoption of a change in accounting principle,
         net of tax ........................................            9,355              9,355
       Adjustment for the pooling of companies with
         different fiscal year ends ........................               --                817
       Net income ..........................................               --            154,550
       Cash dividend declared:
         Preferred stock ...................................               --             (3,035)
         Common stock ......................................               --            (74,451)
       Common stock issued:
         Dividend reinvestment and other stock plans
           (647,661 shares) ................................               --             15,467
         Exercise of stock options, net (655,374 shares) ...               --              9,495
       Change in unrealized gain (loss) on securities,
         net of tax ........................................          (37,803)           (37,803)
-------------------------------------------------------------------------------------------------
     Balance, December 31, 1994 ............................          (24,708)         1,533,717
-------------------------------------------------------------------------------------------------
       Net income ..........................................               --            242,870
       Cash dividend declared:
         Preferred stock ...................................               --             (2,700)
         Common stock ......................................               --            (96,276)
       Common stock issued:
         In connection with purchase acquisition of
           Bancorp New Jersey, Inc. (1,948,153 shares) .....               --             68,186
         Dividend reinvestment and other stock plans
           (894,061 shares) ................................               --             25,757
         Exercise of stock options, net (624,862 shares) ...               --              6,874
       Redemption of Series C preferred stock
         (295,519 shares) ..................................               --             (5,984)
       Change in unrealized gain (loss) on securities,
         net of tax ........................................           29,872             29,872
-------------------------------------------------------------------------------------------------
     Balance, December 31, 1995 ............................            5,164          1,802,316
-------------------------------------------------------------------------------------------------
       Beginning balance of immaterial pooled
         acquisitions (4,353,085 shares) ...................             (567)            48,323
       Net income ..........................................               --            229,175
       Cash dividend declared:
         Preferred stock ...................................               --             (2,544)
         Common stock ......................................               --           (134,592)
       Common stock issued:
         Dividend reinvestment and other stock plans
           (282,390 shares) ................................               --             10,422
         Exercise of stock options, net (856,062 shares) ...               --             19,879
       Purchase of common stock at cost
         (2,329,880 shares) ................................               --            (91,175)
       Reissuance of treasury stock in conjunction with
         acquisition (2,329,880 shares) ....................               --             87,323
       Redemption of Series B preferred stock
         (600,166 shares) and Series C preferred stock
         (504,481 shares) ..................................               --            (42,620)
       Change in unrealized gain (loss) on securities,
         net of tax ........................................              366                366
-------------------------------------------------------------------------------------------------
     Balance, December 31, 1996 ............................         $  4,963        $ 1,926,873
=================================================================================================


-------------------------------------------------------------------------------------------------

     See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES
--------------------------------------------------------------------------------
The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and prevailing industry standards. The following is a description of the significant accounting policies used in the preparation of the Consolidated Financial Statements.


BUSINESS

On March 1, 1996, UJB Financial Corp. completed its acquisition of The Summit Bancorporation, and the company changed its name to Summit Bancorp. Summit Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956. Through its bank and active non-bank subsidiaries, a full range of banking services and certain non-banking services are provided to its customers in a competitive environment. Summit Bancorp is regulated by various Federal and state agencies and is subject to periodic examinations by those regulatory authorities.


PRINCIPLES OF CONSOLIDATION

The accompanying Consolidated Financial Statements include the accounts of Summit Bancorp after elimination of all significant intercompany accounts and transactions. Certain prior period amounts have been reclassified to conform to the financial statement presentation of 1996. The reclassifications have no effect on shareholders' equity or net income as previously reported.

Prior period financial statements have been restated to include the accounts and results of operations for all material acquisitions accounted for as pooling-of-interests combinations. For acquisitions using the purchase method of accounting, results of operations are included from the dates of acquisition. The assets and liabilities of companies acquired under the purchase method of accounting have been adjusted to estimated fair values at the date of acquisition; the resulting net discount or premium is being accreted or amortized into income over the estimated remaining lives of the related assets and liabilities.

In preparation of financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.


SECURITIES

Securities are classified into one of three categories: trading account, held to maturity, and available for sale.

Securities that are purchased specifically for short-term appreciation with the intent of selling in the near future are classified as trading account securities. Trading account securities are carried at fair value with realized and unrealized gains and losses reported in non-interest income.

Debt securities purchased with the intent and ability to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts.

All other securities, including equity securities, are classified as securities available for sale. Securities available for sale may be sold prior to maturity in response to changes in interest rates, changes in prepayment risk, for asset/liability management purposes, or other factors. These securities are carried at fair value with unrealized gains and losses, including the effect of hedges, reported on a net-of-tax basis, as a separate component of shareholders' equity. Realized gains and losses, which are generally computed using the specific identification method, are reported in non-interest income.


LOANS

Loans are generally carried at the principal amount outstanding, net of unearned discounts and deferred loan origination fees and costs. Interest on loans is accrued and credited to interest income as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized over the life of the loan in interest income as an adjustment to the yield. Other loan fees are recognized as earned and are included in non-interest income.

Residential mortgage loans that are serviced for others are not included in the Consolidated Financial Statements. Fees earned for servicing loans are reported as non-interest income primarily when the related loan payments are collected. Loan servicing costs are charged to non-interest expense as incurred.

Loans held for sale primarily consist of residential mortgages and are carried at the lower of cost or market using the aggregate method. Gains and losses on loans sold are included in non-interest income.


NON-PERFORMING LOANS

Non-performing loans consist of commercial and industrial, construction and development, and commercial mortgage loans for which the accrual of interest has been discontinued. These loans are classified as non-performing when they are 90 days or more past due as to principal or interest or where reasonable doubt exists as to timely collectibility.

Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," were adopted prospectively on January 1, 1995. Under SFAS Nos. 114 and 118, when it is probable that, based on current information, the lender will not collect all amounts due under the contractual terms of the loan, the loan is to be reported as impaired. Summit Bancorp considers all of its non-performing loans to be impaired.

At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income. Interest income on non-accrual loans is generally credited to income on a cash basis; however, if ultimate collectibility of principal is in doubt, interest collections are applied as principal reductions. A loan is transferred to accrual status when it is brought current and its future collectibility is assured.

Smaller balance loans such as consumer loans and residential mortgages, which are collectively evaluated, are specifically excluded from the population of impaired loans. Interest accruals on all consumer and residential mortgage loans cease at 90 days, at which time all previously accrued interest is reversed. Generally, all non-real-estate consumer loans are charged off at 120 days. All impaired loans, residential mortgage loans and consumer real estate secured loans, or a portion thereof, are charged off when deemed uncollectible.

Loan impairment is measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or the underlying value of collateral for collateral dependent loans. The impaired loan's carrying value in excess of the expected cash flows or collateral value is specifically reserved for or is charged to the allowance for loan losses.


ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is a valuation reserve available for losses incurred or expected on extensions of credit. Credit losses primarily arise from the loan portfolio, but may also be derived from other credit-related sources including commitments to extend credit, guarantees and standby letters of credit. Additions are made to the allowance through periodic provisions which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is determined through a quarterly review of outstanding loans and commitments to extend credit. The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as loan loss experience, changes in the composition and volume of the loan portfolio, and management's assessment of the risks inherent in the loan portfolio. These and other factors are used in assessing the overall adequacy of the allowance for loan losses and the resulting provision for loan losses.


PREMISES AND EQUIPMENT

Premises, furniture, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method. Premises, furniture, and equipment are depreciated over the estimated useful lives of the assets or terms of the leases, as applicable. Estimated useful lives are ten to forty years for premises, and three to ten years for furniture and equipment. Maintenance and repairs are charged to non-interest expenses as incurred, while renewals and major improvements are capitalized. Upon disposition, premises, furniture and equipment are removed from the property accounts at their net carrying amount with the resulting gain or loss credited or charged to non-interest income or expenses.


OTHER REAL ESTATE OWNED (OREO)

OREO is carried at the lower of cost or fair value less estimated cost to sell. When a property is acquired, the excess of the carrying amount over fair value, if any, is charged to the allowance for loan losses. An allowance for OREO has been established, through charges to OREO expense, to maintain properties at the lower of cost or fair value less estimated cost to sell. Operating results of OREO, including rental income, operating expenses, and gains and losses realized from the sale of properties owned, are included in non-interest expenses.


GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. The amortization of goodwill is on a straight-line basis over the estimated periods to be benefited, ranging from ten to twenty-five years, and is included in non-interest expenses.

Other intangibles primarily consist of core deposit intangibles which represent the intangible value of depositor relationships assumed in acquisitions. The amortization of these intangibles is on an accelerated basis over their estimated periods of benefit, ranging from five to ten years, and is included in non-interest expenses.


MORTGAGE SERVICING RIGHTS

Effective January 1, 1996, SFAS No. 122, "Accounting for Mortgage Servicing Rights," was adopted on a prospective basis. SFAS No. 122 requires the recognition of separate assets for the rights to service mortgage loans for others, however those servicing rights are acquired, through purchase transactions or loan originations. Mortgage servicing rights are amortized over the estimated net servicing life and are evaluated for impairment based on their fair value on a quarterly basis. The fair value is estimated using the present value of future cash flows along with numerous assumptions including servicing income, cost of servicing, discount rates, prepayment anticipations and default rates. Impairment adjustments are recognized through the use of a valuation allowance.

DERIVATIVE FINANCIAL INSTRUMENTS

Off-balance-sheet financial derivatives are used as part of the overall asset/liability management process. These instruments are used to manage risk related to changes in interest rates. At December 31, 1996, interest rate swaps, caps and floors were used primarily to manage interest rate risk.

Interest rate swaps are agreements with counterparties to exchange periodic interest payments calculated on a notional principal amount and are accounted for under the accrual method. To qualify for accounting under the accrual method, the swaps must be designated to interest-bearing assets or liabilities and must modify their interest rate characteristics over the term of the agreement or the designated instrument, whichever is shorter. The net periodic interest payments or receipts arising from these instruments are recognized in interest income or interest expense as yield adjustments to the designated asset or liability.

Interest rate caps and floors are agreements in which, for an upfront premium and on predetermined future dates, the counterparty agrees to pay an interest amount based on the movement of specified market interest rates either above or below a predetermined level. The payments, if applicable, are derived from the measured rate variance multiplied by the contractual notional volume. To qualify for accrual accounting, interest rate caps and floors must be designated to interest-bearing assets or liabilities and must modify their interest rate characteristics over the term of the agreement or the designated instrument, whichever is shorter. Costs of interest rate caps and floors are deferred and amortized in interest income or interest expense as adjustments to the yield of the designated instrument. Unamortized costs are included in other assets. Payments received on these caps and floors are recognized under the accrual method as adjustments to interest income or interest expense of the designated instruments.

Changes in the fair value of derivatives are only reported in financial statements if they are hedging financial instruments accounted for at fair value on the balance sheet. If terminated, realized gains and losses on these instruments are deferred and amortized in interest income and interest expense as yield adjustments to the designated asset or liability over the shorter of the remaining life of the agreement or the designated asset or liability.

Summit Bancorp does not hold or issue any derivative financial instruments for trading purposes where changes in their values are reported in earnings.


STOCK-BASED COMPENSATION

Stock-based compensation is accounted for under the intrinsic value based method as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Included in these Notes to the Consolidated Financial Statements are the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation," which assumes the fair value based method of accounting had been adopted.


RETIREMENT PLANS

Several formal non-contributory retirement plans exist which cover substantially all full-time employees. Annual contributions are made to the plans in amounts at least equal to the minimum regulatory requirements and no greater than the maximum amount that can be deducted for Federal income tax purposes. The costs associated with these benefits are accrued based on actuarial assumptions and included in non-interest expenses.


INCOME TAXES

The amount provided for Federal income taxes is based on income reported for consolidated financial statement purposes, after elimination of Federal tax-exempt income which is derived primarily from securities of state and political subdivisions and certain commercial and mortgage loans. The amount provided for state income taxes is based on income reported by each subsidiary on a stand alone basis.

Deferred Federal and state tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial statement and tax bases of existing assets and liabilities, as well as for operating losses. The effect of a change in the tax rate on deferred taxes is recognized in the period of the enactment date.

A consolidated Federal income tax return is filed with the amount of income tax expense or benefit computed and allocated to each subsidiary on a separate return basis.


NET INCOME PER COMMON SHARE

Net income per common share is calculated by dividing net income, less the dividends on preferred stocks, by the average daily number of common shares outstanding during the period. Common stock equivalents are not included in the calculation as they have no material dilutive effect.

NOTE 2 ACQUISITIONS AND RESTRUCTURING CHARGES
--------------------------------------------------------------------------------
ACQUISITIONS

On March 1, 1996, UJB Financial Corp. completed its acquisition of The Summit Bancorporation, and the company changed its name to Summit Bancorp. This transaction was accounted for as a pooling of interests, and all financial information has been restated for 1995 and prior periods. Of the acquisitions accounted for as poolings of interest, The Flemington National Bank and Trust Company (Flemington), Garden State Bancshares, Inc. (Garden State) and Lancaster Financial Ltd., Inc. acquisitions were not material to Summit Bancorp's Consolidated Financial Statements and were recorded as adjustments to beginning shareholders' equity in the year of acquisition. Entities acquired under the purchase method of accounting are reflected in Summit Bancorp's financial statements from the date of acquisition.

On August 28, 1996, Summit Bancorp announced a definitive merger agreement to acquire B.M.J. Financial Corp. (B.M.J.). At December 31, 1996, B.M.J. had total assets of $676 million, loans of $449 million and deposits of $552 million. The transaction is expected to be consummated in March 1997 in an exchange of .56 shares of Summit Bancorp common stock for each share of B.M.J. common stock. This transaction will be accounted for as a pooling of interests.

On February 28, 1997, Summit Bancorp announced a definitive merger agreement to acquire Collective Bancorp, Inc.(Collective). At December 31, 1996, Collective had total assets of $5,544 million, loans of $2,874 million and deposits of $3,553 million. The transaction is intended to be accounted for as a pooling of interests in an exchange of .895 shares of Summit Bancorp common stock for each share of Collective common stock. At December 31, 1996, there were approximately
20.4 million of Collective shares issued and outstanding. This transaction is subject to regulatory and Collective shareholder approval, and is anticipated to be consummated in the third quarter of 1997.

RESTRUCTURING CHARGES

Summit Bancorp recorded restructuring charges of $110.7 million, or $.75 per common share, for merger-related expenses associated with The Summit Bancorporation, Flemington and Garden State acquisitions. Also included in the restructuring charge was $9.5 million for costs relating to the closing of select full-service branches in conjunction with the supermarket branch initiative.

The Summit Bancorporation acquisition accounts for $89 million of the restructuring charge of which $35 million is for personnel expenses. Personnel expenses include severance pay and benefits for terminated employees including external placement costs. Charges for real estate were approximately $26 million. Real estate expenses resulted from the costs incurred when branches and other operation facilities were consolidated, including lease-termination costs, write-downs of owned properties and leasehold improvements and other facility-related costs. Charges for professional fees amounted to $12 million and included costs for investment banking, accounting and legal fees. Charges for data processing were $8 million, which primarily included costs associated with the disposal or write-offs of duplicate or non-usable software or hardware systems. The remaining $8 million was for account conversions, communications and other merger costs. Merger-related restructuring charges also included $4.3 million for the Flemington acquisition and $7.9 million for the Garden State acquisition. The types of costs incurred for these acquisitions are similar to that of The Summit Bancorporation.

These charges included only identified direct and incremental costs associated with the mergers and the restructuring.

Funding for cash expenditures related to the charges have, and will be paid for out of operations of Summit Bancorp. Liquidity was not significantly impacted by these cash outlays. Approximately $71 million of restructuring charge payments and $12 million of write-offs had been realized through December 31, 1996. It is anticipated that the remaining restructuring charges will be used in 1997.


SUMMARY OF COMPLETED ACQUISITIONS

                                                                                                                      Cash
(In millions, except common shares issued)               Date          Assets            Loans        Deposits        Paid
-------------------------------------------------------------------------------------------------------------------------------
1996
Central Jersey Financial Corporation ...............    Dec. 7     $     446.6     $     200.5        $  376.8       $    --
The Summit Bancorporation ..........................   March 1         5,654.1         3,562.2         4,693.7            --
The Flemington National Bank and Trust Company .....   Feb. 23           285.9           190.6           257.5            --
Garden State Bancshares, Inc.* .....................   Jan. 16           311.8           208.8           281.8            --

1995
Bancorp New Jersey, Inc. ...........................   July 11           504.5           290.4           450.0           36.3

1994
Palisade Savings Bank, FSB .........................  Sept. 16           324.2           164.8           266.7           42.2
Crestmont Financial Corp.* .........................  Sept. 13           859.4           422.7           726.2            --
Lancaster Financial Ltd., Inc.* ....................   Sept. 1            16.1            12.9            --              --
VSB Bancorp, Inc. ..................................    July 1           381.1           133.0           294.0            --


                                                      Common
                                                      Shares            Method of
(In millions, except common shares issued)            Issued            Accounting
----------------------------------------------------------------------------------------
1996
Central Jersey Financial Corporation .............   2,329,880           Stock purchase
The Summit Bancorporation ........................  34,078,905     Pooling of interests
The Flemington National Bank and Trust Company ...   1,324,000     Pooling of interests
Garden State Bancshares, Inc.* ...................   3,029,085     Pooling of interests

1995
Bancorp New Jersey, Inc. .........................   1,948,153      Stock/cash purchase

1994
Palisade Savings Bank, FSB .......................        --              Cash purchase
Crestmont Financial Corp.* .......................   3,829,588     Pooling of interests
Lancaster Financial Ltd., Inc.* ..................     450,000     Pooling of interests
VSB Bancorp, Inc. ................................   2,628,912     Pooling of interests

* Amounts included in the March 1, 1996, The Summit Bancorporation acquisition.

NOTE 3 SECURITIES
--------------------------------------------------------------------------------
The following table represents the major components of investment securities.

                                                             1996                                         1995
                                      ----------------------------------------------  ----------------------------------------------
                                                       Gross      Gross                              Gross      Gross
                                       Amortized  Unrealized  Unrealized       Fair    Amortized  Unrealized  Unrealized      Fair
(In thousands)                              Cost       Gains     Losses       Value         Cost     Gains      Losses       Value
------------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
U.S. Government and Federal agencies . $2,188,919   $ 8,755   $ 15,291    $2,182,383   $1,904,017   $14,238   $ 15,996   $1,902,259
States and political subdivisions ....     12,908         1          3        12,906         --        --         --           --
Other securities:
  Mortgage-backed ....................    317,434     1,232        997       317,669      348,939     2,079      2,285      348,733
  Other debt .........................     30,197       923          4        31,116       41,497     2,042         87       43,452
  Equities, net ......................    110,771    15,708        139       126,340      102,269    11,531        179      113,621
------------------------------------------------------------------------------------------------------------------------------------
    Total other ......................    458,402    17,863      1,140       475,125      492,705    15,652      2,551      505,806
------------------------------------------------------------------------------------------------------------------------------------
                                       $2,660,229   $26,619   $ 16,434    $2,670,414   $2,396,722   $29,890   $ 18,547   $2,408,065
------------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
U.S. Government and Federal agencies . $1,698,032   $ 6,959   $ 18,561    $1,686,430   $1,261,172   $ 8,180   $ 11,747   $1,257,605
States and political subdivisions ....    217,547     9,575        119       227,003      271,621    14,815        186      286,250
Other securities:
  Mortgage-backed ....................  1,170,547       894     18,518     1,152,923    1,404,834     1,138     20,453    1,385,519
  Other debt .........................    131,258     1,133        400       131,991      109,453     2,326        327      111,452
------------------------------------------------------------------------------------------------------------------------------------
    Total other ......................  1,301,805     2,027     18,918     1,284,914    1,514,287     3,464     20,780    1,496,971
------------------------------------------------------------------------------------------------------------------------------------
                                       $3,217,384   $18,561   $ 37,598    $3,198,347   $3,047,080   $26,459   $ 32,713   $3,040,826
------------------------------------------------------------------------------------------------------------------------------------

   Included in interest on securities held to maturity and securities available for sale is tax-exempt income on certain state and municipal securities which amounted to $16,563,000, $21,127,000 and $25,328,000 for 1996, 1995 and 1994,
   respectively.

   Gross realized gains on securities available for sale amounted to $7,823,000, $23,892,000 and $2,693,000, while gross realized losses amounted to $3,580,000, $15,994,000 and $834,000 for the years 1996, 1995 and 1994, respectively. These amounts are included in non-interest income as securities gains in the Consolidated Statements of Income. Also included in securities gains are gains and losses realized from the early redemption of securities held to maturity.

   The carrying value of investment securities pledged to secure public funds and securities sold under agreements to repurchase, as well as for other purposes required by law, was $1,853,832,000 at December 31, 1996.

   The table below provides the remaining contractual yields of debt securities within the investment portfolios. The carrying value of securities at December 31, 1996, are distributed by contractual maturity. However, mortgage-backed securities and other securities which may have principal prepayment provisions are distributed based on contractual maturity adjusted for historical prepayments. These prepayments are not scheduled over the life of the investment, but are reflected as adjustments to the final maturity distribution. Equity securities, which have no contractual maturity, are shown without the anticipated dividend yield in the due "within one year" column.

                                                  Within            After one year     After five years      After
                                                 one year         through five years   through ten years   ten years         Total
------------------------------------------------------------------------------------------------------------------------------------
   (In thousands)                               Amount Yield         Amount Yield        Amount Yield      Amount Yield       Amount
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
U.S. Government and Federal agencies .......  $207,262    6.58%   $1,173,061   6.07%  $193,735   6.60%  $608,325   6.71%  $2,182,383
States and political subdivisions ..........    12,906    4.19          --     --         --     --         --     --         12,906
Other securities:
  Mortgage backed ..........................     7,503    7.19       101,272   6.79     79,470   6.43    129,424   6.15      317,669
  Other debt ...............................      --      --          31,089   6.43       --     --           27   6.46       31,116
  Equities, net ............................   126,340    --            --     --         --     --         --     --        126,340
------------------------------------------------------------------------------------------------------------------------------------
    Total other ............................   133,843    7.19*      132,361   6.71     79,470   6.43    129,451   6.15      475,125
------------------------------------------------------------------------------------------------------------------------------------
                                              $354,011    6.46%*  $1,305,422   6.13%  $273,205   6.55%  $737,776   6.61%  $2,670,414
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
U.S. Government and Federal agencies .......  $ 62,846    6.14%   $  866,378   5.99%  $396,886   6.72%  $371,922   7.03%  $1,698,032
States and political subdivisions ..........    45,833    6.17       103,559   6.26     45,931   6.06     22,224   6.40      217,547
Other securities:
  Mortgage backed ..........................   102,163    5.95       948,823   6.19     67,963   6.36     51,598   6.96    1,170,547
  Other debt ...............................     1,055    5.95        77,621   6.23     12,793   6.42     39,789   7.00      131,258
------------------------------------------------------------------------------------------------------------------------------------
    Total other ............................   103,218    5.95     1,026,444   6.19     80,756   6.37     91,387   6.98    1,301,805
------------------------------------------------------------------------------------------------------------------------------------
                                              $211,897    6.05%   $1,996,381   6.11%  $523,573   6.61%  $485,533   6.99%  $3,217,384
------------------------------------------------------------------------------------------------------------------------------------

* Yields exclude equity securities.

NOTE 4 LOANS
--------------------------------------------------------------------------------
The composition of the loan portfolio, net of unearned discount and deferred loan origination fees and costs, at December 31 was as follows:

   (In thousands)                              1996          1995
----------------------------------------------------------------------
   Commercial and industrial ...........  $ 4,795,252    $ 4,751,227
   Construction and development ........      471,413        569,820
----------------------------------------------------------------------
     Total commercial loans ............    5,266,665      5,321,047
   Commercial mortgage .................    2,313,610      2,315,384
   Residential mortgage ................    3,795,752      3,296,818
----------------------------------------------------------------------
     Total mortgage loans ..............    6,109,362      5,612,202
   Home equity .........................    2,165,550      1,907,883
   Automobile ..........................      893,703        826,263
   Other consumer ......................      384,315        352,179
----------------------------------------------------------------------
     Total consumer loans ..............    3,443,568    $ 3,086,325
----------------------------------------------------------------------
                                          $14,819,595    $14,019,574
----------------------------------------------------------------------

Summit Bancorp's credit policy emphasizes diversification of risk among industries and borrowers. Concentrations of credit risk, whether on or off the balance sheet, exist in relation to certain groups of customers or counterparties. A group concentration arises when a number of customers or counterparties have similar economic characteristics that would cause their ability to meet contractual obligations or be similarly affected by changes in economic or other conditions. Summit Bancorp does not have a significant exposure to any individual customer, counterparty, or group concentration.

Summit Bancorp's business is concentrated in New Jersey and eastern Pennsylvania. A significant portion of the total loan portfolio is secured by real estate or other collateral located in these states. This concentration is mitigated by the diversification of the loan portfolio among commercial, construction, commercial mortgage, residential mortgage, and consumer loans. The commercial and industrial loan portfolio represents approximately 32% of the entire loan portfolio and has no concentration greater than 10% to any specific industry.

At December 31, 1996, the ten largest commercial and commercial mortgage loans have outstanding balances of $460,754,000 and unexercised commitments of $61,874,000.

Included in the commercial and commercial mortgage loan portfolios are loans where the accrual of interest has been discontinued. These non-performing loans were $132,086,000 and $188,488,000 at December 31, 1996 and 1995, respectively.
These loans return to accrual status when the loan becomes contractually current and future collectibility of amounts due is reasonably assured.

The table below shows the lost interest on non-performing loans at December 31:

(In thousands)                                1996          1995          1994
--------------------------------------------------------------------------------
Income that would have been recorded
  under original contract terms ........   $13,497       $19,724       $19,702
Less interest income received ..........     1,817         2,833         2,642
--------------------------------------------------------------------------------
  Lost income on non-performing
    loans at year end                      $11,680       $16,891       $17,060
--------------------------------------------------------------------------------

The average balance of non-performing loans for 1996 and 1995 was $174,933,000 and $209,674,000, respectively. The amount of cash basis interest income that was received on these loans was $3,312,000 in 1996 and $3,254,000 in 1995.

Included in residential mortgage loans are mortgage loans held for sale, which approximated $49,400,000 at December 31, 1996, and $68,800,000 at December 31, 1995. These loans are accounted for at the lower of aggregate cost or market value.


NOTE 5 ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------
Transactions in the allowance for loan losses were as follows:

   (In thousands)                              1996         1995         1994
--------------------------------------------------------------------------------
Balance, January 1                           $279,034     $305,330     $339,028
  Acquisition adjustments, net                  8,492        6,131        1,910
  Add provision charged to expense             62,000       71,850       91,995
--------------------------------------------------------------------------------
                                              349,526      383,311      432,933
--------------------------------------------------------------------------------
  Less charge offs:
    Commercial and industrial                  36,524       45,293       37,229
    Construction and development               16,862       35,451       39,209
    Commercial mortgage                        25,695       25,741       21,731
    Residential mortgage                        5,043        6,016        4,440
    Consumer                                   20,913       13,871       10,300
--------------------------------------------------------------------------------
      Total charge offs                       105,037      126,372      112,909
--------------------------------------------------------------------------------
  Add recoveries:
    Commercial and industrial                  12,602       14,684       13,921
    Construction and development                2,427        2,072        1,320
    Commercial mortgage                         2,466        1,920        2,838
    Residential mortgage                          838          667          594
    Consumer                                    4,897        2,752        3,585
--------------------------------------------------------------------------------
      Total recoveries                         23,230       22,095       22,258
--------------------------------------------------------------------------------
  Net charge offs                              81,807      104,277       90,651
--------------------------------------------------------------------------------
  Less write downs on transfer to assets
    held for accelerated disposition             --           --         36,952
--------------------------------------------------------------------------------
Balance, December 31                         $267,719     $279,034     $305,330
--------------------------------------------------------------------------------



   The allocation of the allowance for loan losses at December 31 was as follows:

   (In thousands)                                1996        1995
--------------------------------------------------------------------------------
   Allowance allocated to non-performing
     loans                                  $  19,520   $  29,473
   Allowance allocated to performing loans    114,975     163,703
   Unallocated allowance                      133,224      85,858
--------------------------------------------------------------------------------
                                             $267,719    $279,034
--------------------------------------------------------------------------------

   NOTE 6 PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
   The major components of premises and equipment at December 31 were as follows:

   (In thousands)                          1996         1995
--------------------------------------------------------------------
Land .................................. $ 26,451     $ 21,046
Premises and leasehold improvements ...  260,342      251,875
Furniture and equipment ...............  205,284      210,832
--------------------------------------------------------------------
                                         492,077      483,753
Less accumulated depreciation and
  amortization ........................  287,124      277,062
--------------------------------------------------------------------
                                        $204,953     $206,691
--------------------------------------------------------------------

Amounts charged to non-interest expenses for depreciation and amortization amounted to $28,576,000 in 1996, $29,191,000 in 1995, and $28,558,000 in 1994.


   NOTE 7 OTHER ASSETS
--------------------------------------------------------------------------------
   The major components of other assets at December 31 were as follows:

   (In thousands)                               1996        1995
--------------------------------------------------------------------------------
   Deferred tax assets                       $156,346    $149,237
   Goodwill and other intangibles             148,144     119,676
   Other real estate owned                     20,979      24,295
   Assets held for accelerated disposition       --        16,650
   Other                                      122,849     119,186
--------------------------------------------------------------------------------
                                             $448,318    $429,044
--------------------------------------------------------------------------------

See Note 16 for additional information on other real estate owned, goodwill and other intangibles and see Note 17 for detail on the deferred tax assets.

Included in "Other" is the carrying value of the capitalized mortgage servicing rights which was $1,646,000 and $1,828,000 at December 31, 1996 and 1995,
respectively. The carrying value of these servicing rights approximates market value.



NOTE 8 DEPOSITS
--------------------------------------------------------------------------------
   The following is an expected maturity distribution of savings and time deposits at December 31, 1996:

   (In thousands)                                          Amount
--------------------------------------------------------------------
   Due in one year or less ........................   $12,368,126
   Due between one and two years ..................       886,727
   Due between two and three years ................       422,116
   Due between three and four years ...............        62,616
   Due between four and five years ................        28,135
   Due over five years ............................        12,083
--------------------------------------------------------------------
                                                      $13,779,803
--------------------------------------------------------------------

As of December 31, 1996, there were $990,681,000 of time deposits greater than $100,000, of which $610,817,000 are classified as commercial certificates of deposit. At year-end 1996 and 1995, there were $36,302,000 and $36,971,000, respectively, of overdraft deposit relationships classified as loans.

The total amount of public funds held on deposit as of December 31, 1996 was $867,015,000, for which $191,147,000 of securities were pledged as collateral.



NOTE 9 OTHER BORROWED FUNDS
--------------------------------------------------------------------------------

   Other borrowed funds at December 31 consisted of the following:

   (In thousands)                                1996        1995
--------------------------------------------------------------------------------
   Securities sold under agreements to
     repurchase ........................   $  796,815    $  649,650
   Federal funds purchased .............      199,950       200,700
   Treasury tax and loan ...............      128,695        90,689
   Federal Home Loan Bank advances .....       90,000           --
   Commercial paper* ...................       40,476        38,503
   Other ...............................       82,798        63,014
--------------------------------------------------------------------------------
                                           $1,338,734    $1,042,556
--------------------------------------------------------------------------------

   * Indicates Parent Corporation obligation.

Lines of credit at the Parent Corporation are available to support commercial paper borrowings and for general corporate purposes. Interest on these lines of credit approximates the prime lending rate at the time of borrowing. Unused lines amounted to $38,000,000 at December 31, 1996.


NOTE 10 LEASE COMMITMENTS
-------------------------------------------------------------------------------
Non-interest expenses include rentals for premises and equipment of $54,441,000 in 1996, $51,629,000 in 1995, and $46,881,000 in 1994, after reduction for sublease rentals of $3,026,000, $3,683,000 and $2,986,000 in each of the respective years. At December 31, 1996, Summit Bancorp was obligated under a number of non-cancelable leases for premises and equipment, many of which provide for increased rentals based upon increases in real estate taxes and the cost of living index. These leases, most of which have renewal provisions, are principally non-financing leases. Minimum rentals under the terms of these leases for the years 1997 through 2001 are $29,647,000, $28,066,000,
$23,507,000, $20,634,000 and $18,929,000, respectively. Minimum rentals due after 2002 are $151,409,000.

NOTE 11 CONTINGENT LIABILITIES
--------------------------------------------------------------------------------
Summit Bancorp and its subsidiaries are, from time to time, defendants in legal proceedings relating to the conduct of their businesses. In the best judgment of management, the consolidated financial position of Summit Bancorp and its subsidiaries will not be affected materially by the final outcome of any pending legal proceedings or other contingent liabilities and commitments.

NOTE 12 LONG-TERM DEBT
--------------------------------------------------------------------------------
   Long-term debt at December 31 consisted of the following:

   (In thousands)                                1996        1995
-----------------------------------------------------------------------
  FHLB Notes and advances, 4.00% to 8.05%,
    due 1997 through 2010 .................... $426,442     $157,460
  8.625% Subordinated notes due
    December 10, 2002* .......................  175,000      175,000
  6.75% Subordinated notes due June 15, 2003..   49,485       49,405
  7.95% Senior notes due August 25, 2003* ....   20,000       20,000
  Collateralized mortgage obligations ........   10,391       13,148
  7.75% Sinking fund debentures due
    November 1, 1997* ........................    8,659        9,349
  Other ......................................     --            500
-----------------------------------------------------------------------
                                               $689,977     $424,862
-----------------------------------------------------------------------

   * Indicates Parent Corporation obligation.

The major banking subsidiaries of Summit Bancorp are members of the Federal Home Loan Bank (FHLB) and have access to term financing from the FHLB having a maturity of up to 15 years. The FHLB borrowings, reported as long-term debt, had original maturities greater than one year and are secured by securities and residential mortgages under a blanket collateral agreement.

The 8.625% subordinated notes were issued in 1992 and are unsecured. Interest is payable semi-annually on June 10 and December 10 of each year. The subordinated notes are not subject to redemption prior to maturity. This debt qualifies as Tier II capital.

Summit Bank issued $50 million in 6.75% subordinated notes in 1993. Unamortized discount on the subordinated notes was $515,000 and $595,000 at December 31, 1996 and 1995, respectively, resulting in an effective interest rate of 7.00%. Interest is payable semiannually on June 15 and December 15 of each year. The 6.75% subordinated notes are not subject to redemption prior to maturity. This debt qualifies as Tier II capital.

The 7.95% ten-year maturity private placement senior notes were issued in 1993 with interest payable quarterly. Summit Bancorp has the option to prepay the notes, subject to certain prepayment provisions.

The collateralized mortgage obligations are secured by investments in mortgage-backed securities having carrying values of $11,588,000 and $14,859,000 at December 31, 1996 and 1995. These mortgage-backed securities have interest rates ranging from 7.25% to 9.50%. A trustee holds the collateral certificates, collects all principal and interest payments thereon, and disburses all funds to the noteholders.

Principal amounts due on long-term debt for the years 1997 through 2001 are $93,024,000, $45,260,000, $141,495,000, $69,005,000 and $61,194,000,
respectively.



NOTE 13 PREFERRED AND COMMON STOCK
--------------------------------------------------------------------------------
PREFERRED STOCK

There were 4,000,000 shares of preferred stock authorized as of December 31, 1996 and 1995, with no shares issued at year-end 1996 and 1,104,647 shares issued and outstanding at year-end 1995.

The Series B Preferred Stock was redeemed and retired, in whole, at its stated value of $50 per share on December 15, 1996, plus an accrued dividend of $.375 per share. Dividends in the amounts of $2.625, $3.04 and $3.07 per share were declared for 1996, 1995 and 1994, respectively.

The Series C Preferred Stock was redeemed and retired, in whole, at its stated value of $25 per share on December 15, 1996, plus a dividend of $.375 per share. Dividends of $1.50 per share were declared for 1996, 1995 and 1994.


COMMON STOCK

The following table summarizes common stock reserved, issued, outstanding and authorized as of December 31, 1996:

                                                           Number
   (In thousands)                                       of Shares
--------------------------------------------------------------------------------
   Dividend Reinvestment Plan ..........................      686
   Savings Incentive Plan ..............................      471
   Incentive Stock Option Plans ........................    2,589
   Other stock option plans ............................    5,685
--------------------------------------------------------------------------------
     Unissued and reserved .............................    9,431
   Unissued ............................................   26,606
   Issued and outstanding ..............................   93,963
--------------------------------------------------------------------------------
     Total shares authorized ...........................  130,000
--------------------------------------------------------------------------------


The total shares reserved represent the amount of shares registered with the Securities and Exchange Commission under current registration statements. Other stock option plans consist primarily of plans acquired through acquisitions, under which no new options can be granted.

During 1996 and 1995, Summit Bancorp issued 1,138,452 and 1,518,923 shares of common stock, respectively, for the Dividend Reinvestment, Savings Incentive and other stock option plans.

A Shareholder Rights Plan exists which is designed to ensure fair and equal treatment for all shareholders in the event of any proposal to acquire Summit Bancorp. The terms of the Plan provide that effective August 28, 1989, each share of common stock also represents one "right." Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock, Series R, upon the occurrence of certain events. In addition, upon the occurrence of certain other events, holders of the rights will be entitled to purchase either shares of this new preferred stock or shares in an "acquiring person" at half their fair market value as determined under the Plan.

NOTE 14 BENEFIT PLANS
--------------------------------------------------------------------------------
Summit Bancorp has several trusteed non-contributory defined benefit retirement plans covering substantially all of its employees. The benefits are based on the employees' years of service and final average compensation. The funding policy is to contribute annually an amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future.

The following table sets forth the qualified retirement plans' funding status and amounts recognized in non-interest expenses at December 31:

   (In thousands)                                1996           1995           1994
-------------------------------------------------------------------------------------
Accumulated benefit obligation,
  including vested benefits of
  $176,388 in 1996, $172,135 in 1995,
  and $145,420 in 1994 .....................  $(188,580)     $(184,262)     $(155,855)
-------------------------------------------------------------------------------------
Projected benefit obligation for services
  rendered to date .........................  $(239,892)     $(230,626)     $(195,003)
Plan assets at fair value ..................    250,289        219,119        173,225
-------------------------------------------------------------------------------------
Plan assets over (under) projected
  benefit obligation .......................     10,397        (11,507)       (21,778)
Unrecognized transition asset ..............     (5,293)        (7,758)       (10,319)
Unrecognized prior service cost ............        327            354            667
Unrecognized net loss from past
  experience, which is different from
  that assumed, and effect of change
  in assumptions ...........................      5,097         14,650         20,726
-------------------------------------------------------------------------------------
Prepaid (accrued) pension cost .............  $  10,528      $  (4,261)     $ (10,704)
-------------------------------------------------------------------------------------
Net pension expense components:
  Service cost .............................  $  11,226      $   9,482      $   9,063
  Interest cost ............................     17,862         16,315         14,309
  Accrued return on plan assets ............    (27,203)       (41,635)         7,890
  Net deferral and amortization ............      6,129         22,337        (25,726)
-------------------------------------------------------------------------------------
Net pension expense ........................  $   8,014      $   6,499      $   5,536
-------------------------------------------------------------------------------------

The plans' assets were principally invested in equities and fixed income securities. The weighted average discount rates for the plans were 7.5% in 1996 and 1995 and 8.0% in 1994. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% in 1996 and 1995 and 5.5% in 1994. The weighted-average expected long-term rate of return on plan assets was 9.0% in 1996, 1995 and 1994.

Summit Bancorp also maintains non-qualified supplemental retirement plans for certain officers of the company. The plans, which are unfunded, provide benefits in excess of that permitted to be paid by the pension plan under provisions of the tax law. The plans' cost was $2,760,000 for 1996, $3,170,000 for 1995, and $887,000 for 1994. At December 31, 1996, the projected benefit obligation amounted to $13,351,000 and the accrued liability amounted to $9,049,000.

In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. The cost of such benefits is accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive benefits.

The following table sets forth the accumulated postretirement benefit obligation and the net periodic postretirement benefit cost at December 31:

   (In thousands)                                 1996         1995          1994
------------------------------------------------------------------------------------
   Accumulated postretirement benefit
     obligation (APBO)......................   $(29,921)     $(36,160)     $(38,062)
     Fair value of assets...................       --            --            --
   ---------------------------------------------------------------------------------
   Projected benefit obligation funded
     status ................................    (29,921)      (36,160)      (38,062)
     Unrecognized transition obligation.....     16,087        20,983        24,514
     Unrecognized prior service cost........       (619)          634           141
     Unrecognized loss......................     (3,347)       (2,695)       (1,122)
   ---------------------------------------------------------------------------------
   Accrued APBO.............................   $(17,800)     $(17,238)     $(14,529)
   ---------------------------------------------------------------------------------
   Net postretirement benefit cost
     components:
     Service cost...........................   $    422      $    482      $    574
     Interest cost..........................      2,191         2,670         2,696
     Amortization of transition obligation..        829         1,161         1,190
   ---------------------------------------------------------------------------------
   Net postretirement benefit cost..........   $  3,442      $  4,313      $  4,460
   ---------------------------------------------------------------------------------




For measurement purposes, the cost of medical benefits was projected to increase at a rate of 12.0% in 1996, 13.0% in 1995, and 14.0% in 1994 and thereafter decreasing linearly to 6.0% after six years. Increasing the assumed health care cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of January 1, 1996, by $1,710,000 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1996, by $130,000. The present value of the accumulated benefit obligation assumed a discount rate of 7.5% in 1996 and 1995 and 8.0% in 1994. The rate of increase used in future compensation levels was 5.0% in 1996 and 1995 and 5.5% in 1994.

Various incentive plans have been established with the intention of providing added incentive to middle and senior management to increase the profits of the company. The amount of the awards are subject to limits as set forth in the plans. Accruals for these plans amounted to $9,525,000, $9,649,000 and $7,633,000 in 1996, 1995 and 1994, respectively.

There is a Savings Incentive Plan which covers employees with one or more years of service. The plan permits eligible employees to make basic contributions to the plan up to 5% of their base compensation with additional contributions up to 10% of their base compensation. Under the current plan, the employer matches 100% of the first 3% of the employee contribution and 50% of the next 2% of the employee contribution. Matching contributions to the plan amounted to $4,633,000, $3,270,000 and $2,446,000 in 1996, 1995 and 1994, respectively.

NOTE 15 STOCK-BASED COMPENSATION
--------------------------------------------------------------------------------
At December 31, 1996, Summit Bancorp had two types of stock award programs referred to as Long-Term Performance Stock Programs and Incentive Stock Option Programs which are described below. Summit Bancorp applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock-based compensation.

Incentive stock awards (i.e., nonvested stock awards) are issued under The Long-Term Performance Stock Program to reward executives and to retain them by distributing stock over a period of time. The nonvested stock awards granted were 121,225 shares in 1996, 101,117 shares in 1995 and 130,306 shares in 1994.
The fair market value per share on these grants was $36.23 in 1996, $23.82 in 1995 and $21.10 in 1994. These shares vest over several years and are recognized as compensation income to the employee. The compensation cost that has been charged to non-interest expense for the nonvested stock awards was $4,145,000, $3,264,000 and $3,168,000 for 1996, 1995 and 1994, respectively. In 1996,
$2,012,000 of compensation cost was recognized in the restructuring charge due to accelerated vesting.

The Incentive Stock Option Programs are designed with a broad scope to align the interests of a large number of employees with shareholder interests. These options are intended to be either incentive stock options or non-qualified options. Options have been granted to purchase common stock principally at the fair market value of the stock at the date of grant. Options are exercisable starting one year after the date of grant and generally expire ten years from the date of grant. Upon the exercise of these options, proceeds received in excess of par value of the shares are credited to surplus.

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 3.60% and 4.30%; expected volatility of 25% and 28%; risk-free interest rates of 5.40% and 7.80%; and expected lives of 5 years.

The weighted-average fair value at grant-date for the incentive options awarded during 1996 and 1995 were $7.64 and $5.94, respectively.

Under APB Opinion No. 25, compensation cost for the stock options is not recognized because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Had compensation expense been recorded for stock options granted as determined under SFAS No. 123, net income would have been reduced by $3,523,000 in 1996 and $2,771,000 in 1995, impacting per share net income by $.04 and $.03, for each respective year.

The following is a summary of the status of the Incentive Stock Option Programs and changes during the past three years:

                                                         Weighted-Avg.
                                               Shares   Exercise Price
------------------------------------------------------------------------
Outstanding, December 31, 1993.............   4,546,520     $15.77
  Granted and acquired ....................     554,935      23.79
  Exercised ...............................     750,754      10.17
  Forfeited and expired ...................      98,845      23.52
------------------------------------------------------------------------
Outstanding, December 31, 1994
  (3,513,475 exercisable shares at a
  weighted-avg. exercise price of $16.71)     4,251,856      17.63
------------------------------------------------------------------------
  Granted and acquired ....................   1,193,987      18.08
  Exercised ...............................   1,142,601      11.75
  Forfeited ...............................      29,115      23.97
  Expired .................................       1,010      17.56
------------------------------------------------------------------------
Outstanding, December 31, 1995
  (3,402,035 exercisable shares at a
  weighted-avg. exercise price of $18.28)     4,273,117      19.28
------------------------------------------------------------------------
  Granted and acquired ....................     796,810      35.61
  Exercised ...............................     969,504      18.07
  Forfeited ...............................      15,660      35.49
  Expired .................................       5,625      28.33
------------------------------------------------------------------------
Outstanding, December 31, 1996
  (3,313,338 exercisable shares at a
  weighted-avg. exercise price of $19.62)     4,079,138     $22.68
------------------------------------------------------------------------

The following table summarizes information about the Incentive Stock Option Programs at December 31, 1996:

OUTSTANDING INCENTIVE STOCK OPTIONS

                                     Options Outstanding                          Options Exercisable
                       ---------------------------------------------------    ------------------------------
                                        Weighted-Avg.
     Range of             Options        Remaining          Weighted-Avg.        Options      Weighted-Avg.
  Exercise Prices       Outstanding   Contractual Life     Exercise Price      Exercisable   Exercise Price
------------------------------------------------------------------------------------------------------------
$  6.80  to  $15.16       895,224        3.5 years            $11.46             895,224         $11.46
  16.40  to   20.83       645,005        3.8                   18.28             645,005          18.28
  21.32  to   23.88       567,833        4.9                   22.48             567,833          22.48
  24.00  to   24.75       864,020        7.4                   24.66             864,020          24.66
  25.06  to   29.44       341,256        3.6                   26.06             341,256          26.06
  35.00  to   39.03       765,800        9.2                   35.91                --             --
-----------------------------------------------------------------------------------------------------------
                        4,079,138        4.6 years            $22.68           3,313,338         $19.62
===========================================================================================================

NOTE 16 OTHER INCOME AND OTHER EXPENSES
--------------------------------------------------------------------------------
Other income consisted of the following:

   (In thousands)                        1996      1995      1994
---------------------------------------------------------------------
International fees ...............    $10,912   $10,288   $10,090
Automated teller fees ............     11,531     5,039     4,801
Brokerage fees ...................      9,099     8,631     7,631
Insurance and annuity income .....      7,770     5,359     5,986
Gain on sale of assets ...........      2,825     2,457     4,034
Other ............................     20,729    23,451    20,768
----------------------------------------------------------------------
                                      $62,866   $55,225   $53,310
======================================================================

Other expenses consisted of the following:

   (In thousands)                         1996         1995         1994
--------------------------------------------------------------------------
Legal and professional fees ........   $ 28,575     $ 28,113     $ 26,268
Advertising and public relations ...     14,708       16,135       15,604
Amotization of goodwill and other
  intangibles ......................     10,823        8,932        5,934
Other real estate owned ............      2,936        8,093       21,340
Loss on sale of assets (Crestmont)..       --           --         35,390
Other ..............................     72,736       65,382       67,706
--------------------------------------------------------------------------
                                       $129,778     $126,655     $172,242
==========================================================================


NOTE 17 INCOME TAXES
--------------------------------------------------------------------------------
The provision for income taxes consists of the following:

   (In thousands)                       1996      1995      1994
---------------------------------------------------------------------
Current provision:
  Federal .......................   $  92,753 $  89,760   $55,219
  State .........................      16,195    22,801    10,489
----------------------------------------------------------------------
                                      108,948   112,561    65,708

 Deferred provision:
   Federal .......................      9,662    19,684    17,636
   State .........................      1,254     4,104     5,608
----------------------------------------------------------------------
                                       10,916    23,788    23,244
----------------------------------------------------------------------
   Provision for income taxes ....   $119,864  $136,349   $88,952
======================================================================


A summary of the differences between the actual income tax provision and the amounts computed by applying the statutory Federal income tax rate to income is as follows:

   (In thousands)                                    1996           1995          1994
----------------------------------------------------------------------------------------
Federal tax at statutory rate .............      $ 122,164      $ 132,727      $ 85,832
Increase (decrease) in taxes resulting from:
  Tax-exempt interest income ..............         (8,407)       (13,970)      (10,886)
  State taxes, net of Federal tax effect ..         11,342         17,488        10,452
  Other, net ..............................         (5,235)           104         3,554
----------------------------------------------------------------------------------------
                                                 $ 119,864      $ 136,349      $ 88,952
========================================================================================


The significant Federal and state temporary differences which comprise the deferred tax assets and liabilities presented at December 31 are as follows:

   (In thousands)                              1996        1995
--------------------------------------------------------------------------------
 Deferred tax assets:
   Provision for loan losses .............   $105,252    $105,622
   Provision for other real estate owned..      4,625       8,704
   Restructuring charges .................     10,325         --
   Other .................................     36,144      34,911
--------------------------------------------------------------------------------
                                              156,346     149,237
 Deferred tax liabilities:
   Leasing operations ....................    (30,420)    (21,829)
   Net unrealized gain on securities .....     (2,253)     (3,524)
   Other .................................     (9,973)       (539)
--------------------------------------------------------------------------------
                                              (42,646)    (25,892)
--------------------------------------------------------------------------------
     Net deferred tax assets                 $113,700    $123,345
================================================================================


Included in deferred tax assets "Other" is a valuation allowance which has been established against certain Federal and state temporary differences. The valuation allowance was $8,501,000 at December 31, 1996, and $12,416,000 at December 31, 1995. The net change in the total valuation allowance for the years ended December 31, 1996 and 1995, was a decrease of $3,915,000 and an increase of $510,000, respectively. At December 31, 1996, there was a deferred state tax asset of $5,930,000 resulting from operating loss carryforwards. This asset was reserved by the valuation allowance.

Management is not aware of any factors which would generate significant differences between taxable income and pre-tax book income in future years except for the effects of the reversal of current or future net deductible temporary differences. However, there can be no assurances that there will not be any significant differences in the future, if circumstances change.

Management believes, based upon current facts, that more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets. However, there can be no assurance about the level of future earnings.

Included in shareholders' equity are income tax benefits attributable to nonvested stock awards and the exercise of non-qualified incentive stock options of $4,620,000, $1,359,000 and $1,957,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

NOTE 18 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

In the ordinary course of business, Summit Bancorp and its subsidiaries enter into a variety of financial instruments that are recorded off the balance sheet. This reporting is considered appropriate where either the exchange of the underlying asset or liability has not yet occurred or the notional amounts are used solely as a means to determine the cash flows to be exchanged. These off-balance-sheet financial instruments are primarily divided into two categories: credit-related financial instruments and derivative financial instruments.

Credit-related financial instruments are principally customer related, while derivative financial instruments are acquired primarily for asset/liability management purposes.

The following table summarizes the notional amount of off-balance-sheet financial instruments at December 31:

(In thousands)                                1996        1995
--------------------------------------------------------------
Credit-related instruments:
  Commitments to extend credit .......  $5,053,963  $4,578,939
  Standby letters of credit ..........     302,825     298,327
  Commercial letters of credit .......      94,961     104,845
Derivative instruments
  Interest rate swaps ................     386,314     967,537
  Interest rate floors ...............     430,000          --
  Interest rate caps .................      73,326      63,892
  Foreign exchange contracts .........      33,259      24,382
==============================================================

CREDIT-RELATED FINANCIAL INSTRUMENTS

Commitments to extend credit are legally binding agreements to lend to a customer provided all established contractual conditions are met. These commitments generally have fixed expiration dates and usually require the payment of a fee. Summit Bancorp does not issue long-term fixed-rate loan commitments that can be locked in during the commitment period.

Standby letters of credit are conditional guarantees issued to ensure the performance of a customer to a third party and are generally terminated through the fulfillment of a specific condition or through the lapse of time.

Commercial letters of credit are conditional commitments, generally less than 180 days, issued to guarantee payment by a customer to a third party upon proof of an international trade shipment. The short-term nature of these instruments limit their credit risk.

Fees received from credit-related financial instruments are recognized over the terms of the contracts and are generally included in other non-interest income.

The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers and is incorporated in the assessment of the adequacy of the allowance for loan losses. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies. Many of the commitments to extend credit are expected to expire without being drawn upon and, therefore, the amounts do not necessarily represent future cash flow requirements.


DERIVATIVE FINANCIAL INSTRUMENTS

Activities involving interest rate swaps are primarily attributed to asset/liability risk management efforts aimed at stabilizing net interest income through periods of changing interest rates. The interest rate swaps were acquired to hedge interest rate risk on certain interest-earning assets and interest-bearing liabilities.

Interest rate swaps are contractual agreements between two parties to exchange interest payments at particular intervals, computed on different terms, on a specified notional amount. The notional amounts represent the base on which interest due each counterparty is calculated and do not represent the potential for gains or losses associated with the market risk or credit risk of such transactions.

Under the terms of the interest rate swaps at December 31, 1996, there were $161,314,000 of contracts to receive fixed payments of 5.65% with an expected maturity of August 1998, and an average payout based on three-month LIBOR. Additionally, there were $225,000,000 of interest rate swaps to receive payments at the effective Federal funds rate and make fixed payments of 5.64% with an expected maturity of October 1997. These swaps have resulted in a decrease of $1,952,000 and $9,846,000 in net interest income during 1996 and 1995, respectively, and an increase of $530,000 in 1994.

Interest rate caps and floors are agreements in which, for an upfront premium and on predetermined future dates, the counterparty agrees to pay an interest amount based on the movement of specified market interest rates either above or below a strike rate. The payments, if applicable, are derived from the measured rate differential multiplied by the contractual notional volume. The interest rate floors were purchased primarily to hedge adjustable rate LIBOR based assets. Interest rate caps were purchased to accommodate customers who desire interest rate protection on variable rate loans.

Credit-related losses can occur in the event of non-performance by the counterparties to the derivative financial instruments. The credit risk that results from interest rate swaps and interest rate floors is represented by the fair value of contracts that have a positive value at the reporting date. At December 31, 1996, the total amount of credit risk was $1,362,000; however, this amount can increase or decrease if interest rates change. To minimize the risk of credit losses, Summit Bancorp monitors the credit standing of the counterparties and only transacts with those that have credit ratings of AA or better.

Summit Bancorp enters into contracts to purchase or sell foreign currency to be delivered at a future date to facilitate customer transactions. The notional amount represents the outstanding contracts at year end.

NOTE 19 FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

Because no quoted market price exists for a significant portion of these financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash flows, estimated discount rates, as well as management's best judgment with respect to current economic conditions. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision.

The fair value information provided is indicative of the estimated fair values of those financial instruments and should not be interpreted as an estimate of the value of Summit Bancorp taken as a whole. The disclosures do not address the value of recognized and unrecognized non-financial assets and liabilities or the value of future anticipated business. The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 1996 and 1995.

FINANCIAL ASSETS

Cash, short-term investments and customer acceptances have relatively short maturities or no defined maturities, but are payable on demand, with little or no credit risk. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value.

Trading account securities and securities available for sale are reported at their respective fair values in the Consolidated Balance Sheets. These values were based on quoted market prices. The fair values of securities held to maturity were also based upon quoted market prices.

The fair value of loans is estimated using a combination of techniques including discounted estimated future cash flows and, where available, quoted market prices of similar instruments. The loan portfolios are segmented based upon loan type, credit quality and repricing characteristics. The fair values of most fixed-rate loans are estimated using discounted cash flow models taking into consideration current rates that would be offered to borrowers with similar credit risk for loans with similar remaining terms. The fair values of variable rate loans are estimated by reducing their carrying values by their corresponding general and specific credit reserves. Non-performing loans are primarily valued based upon the net realizable value of the loan's underlying collateral.


FINANCIAL LIABILITIES

The estimated fair values of demand and savings deposits are equal to the amounts recognized in the Consolidated Balance Sheets. These amounts do not recognize the fair value of core deposit intangibles, which represent the value of a core deposit base with an expected duration. The fair values for medium- to long-term deposit liabilities are calculated by discounting estimated future cash flows using current rates offered for deposits of similar remaining maturities.

The fair values for borrowed funds are calculated by discounting estimated future cash flows using current rates offered for borrowings of similar remaining maturities. Due to the short maturities of bank acceptances, their carrying value approximates fair value.

The fair value of long-term debt is based upon quoted market prices. For long-term debt issuances where quoted market prices are not available, the fair values are determined using discounted cash flow analyses.

The estimated fair values of accrued interest receivable and accrued interest payable are considered to be equal to the amounts recognized in the Consolidated Balance Sheets.


OFF-BALANCE-SHEET INSTRUMENTS

The estimated fair values of derivative financial instruments are based upon quoted market prices, without consideration of the market values related to the hedged on-balance-sheet financial instruments. For commitments to extend credit and letters of credit, the fair values would approximate fees currently charged to enter into similar agreements. The following table presents the carrying amounts and fair values of financial instruments at December 31:

(In millions)                                1996                             1995
---------------------------------------------------------------------------------------------
                                      Carrying          Fair         Carrying            Fair
                                         Value         Value            Value           Value
---------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and short-term
    investments ..................   $ 1,392.7     $ 1,392.7        $ 1,517.7       $ 1,517.7
  Trading account securities .....        26.4          26.4             28.6            28.6
  Securities available for
    sale .........................     2,670.4       2,670.4          2,408.1         2,408.1
  Securities held to
    maturity .....................     3,217.4       3,198.3          3,047.1         3,040.8
  Loans, net .....................    14,551.9      14,859.8         13,740.5        14,080.0
  Accrued interest
    receivable ...................       140.4         140.4            132.4           132.4
  Due from customers on
    acceptance ...................        15.7          15.7             26.7            26.7
FINANCIAL LIABILITIES:
  Deposits .......................   $18,375.0     $18,417.0        $17,955.1       $18,002.0
  Other borrowed funds ...........     1,338.7       1,343.0          1,042.6         1,042.6
  Long-term debt .................       690.0         704.3            424.9           449.2
  Accrued interest payable .......        50.3          50.3             45.6            45.6
  Bank acceptances
    outstanding ..................        15.7          15.7             26.7            26.7
OFF-BALANCE-SHEET
  INSTRUMENTS:
  Interest rate swaps ............           NA    $    (1.3)              NA       $    (1.1)
  Interest rate floors
    and caps .....................           NA          1.4               NA             --
  Loan commitments ...............           NA        (26.9)              NA           (25.6)
  Standby letters of credit ......           NA         (2.0)              NA            (1.9)
  Commercial letters of
    credit .......................           NA          (.1)              NA             (.1)
=============================================================================================

NA - Not applicable.

NOTE 20 REGULATORY MATTERS
--------------------------------------------------------------------------------

CASH AND DUE FROM BANKS

Certain subsidiary banks are required to maintain reserve balances with a Federal Reserve Bank based principally upon deposits. These non-interest-earning reserve balances averaged $492,027,000 in 1996 and $486,373,000 in 1995.


LOANS TO AFFILIATES

Summit Bancorp's subsidiary banks are restricted, with certain limited exceptions, by the Federal Reserve Act, from extending credit to affiliated companies, including the Parent Corporation. Each subsidiary bank is also subject to collateral security requirements for any loans or extensions of credit permitted by exception. Further, a subsidiary bank may only engage in most transactions with other subsidiaries if terms and conditions are at least as favorable to the bank as those prevailing for transactions with unaffiliated companies. Such secured loans and other regulated transactions are limited in amount to each of its affiliates, including the Parent Corporation. The limitation is 10% of the bank's capital stock and defined surplus per affiliate, and 20% in aggregate to all of its affiliates. At December 31, 1996, the Parent Corporation had available credit from its subsidiary banks of approximately $200,000,000.


SUBSIDIARY DIVIDENDS

Certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to the Parent Corporation without prior approval of bank regulatory authorities.

The Federal Reserve Act, which affects the New Jersey state-member bank, restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. The Pennsylvania state-chartered bank may declare a dividend up to the amount of accumulated net profit. In addition to these statutory restrictions, the subsidiary banks are required to maintain adequate levels of capital. At December 31, 1996, the total undistributed net assets of the subsidiary banks were $1,774,383,000, of which $238,634,000 was available, under the most restrictive limitations, for the payment of dividends to the Parent Corporation.


CAPITAL REQUIREMENTS

Summit Bancorp is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have an adverse material impact on Summit Bancorp. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Summit Bancorp must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Summit Bancorp's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Summit Bancorp and its subsidiary banks to maintain amounts and ratios (set forth in the table below) of Total and Tier I risk-based capital (as defined in the regulations) to risk-weighted assets, and of Tier I leverage to average assets.

At December 31, 1996, Summit Bancorp and its banking subsidiaries were well capitalized under the regulatory framework for prompt and corrective action. To be well capitalized, Tier I leverage, Tier I risk-based capital and Total risk-based capital must equal or exceed the ratios set forth in the table below. There are no conditions or events that management believes have changed Summit Bancorp's or its subsidiary banks' well capitalized rating.


CAPITAL RATIOS FOR SUMMIT BANCORP AND SIGNIFICANT SUBSIDIARY BANKS

(Dollars in thousands)


                                  As of December 31,             Minimum                                                  Statutory
                                  ------------------            Required           Well                    As of            Minimum
                                  1996         1995              Capital    Capitalized        December 31, 1996            Capital
------------------------------------------------------------------------------------------------------------------------------------
Tier I Leverage
  Summit Bancorp ................   8.06%        7.97%         )                                      $1,779,517      $   883,682
  Summit Bank NJ ................   7.22         7.24          )  4.00%           5.00%                1,387,275          769,037
  Summit Bank PA ................   7.97         7.79          )                                         215,997          108,381
Tier I Risk-Based Capital
  Summit Bancorp ................  11.09%       10.75%         )                                      $1,779,517      $   641,793
  Summit Bank NJ ................  10.05         9.87          )  4.00%           6.00%                1,387,275          552,403
  Summit Bank PA ................  10.65        10.12          )                                         215,997           81,089
Total Risk-Based Capital
  Summit Bancorp ................  13.75%       13.46%         )                                      $2,205,390       $1,283,586
  Summit Bank NJ ................  12.32        12.16          )  8.00%          10.00%                1,701,163        1,104,805
  Summit Bank PA ................  12.60        12.05          )                                         255,478          162,178
------------------------------------------------------------------------------------------------------------------------------------

NOTE 21 PARENT CORPORATION INFORMATION
--------------------------------------------------------------------------------

Condensed financial information of Summit Bancorp Parent Corporation is presented below. For information on long-term debt, see Note 12.

CONDENSED BALANCE SHEETS

(In thousands)                                                  December 31,
----------------------------------------------------------------------------
                                                       1996             1995
----------------------------------------------------------------------------
ASSETS
Cash and due from banks ..................       $   11,180       $    3,570
Securities purchased under agreements
  to resell ..............................          136,585          191,250
Interest-bearing deposits with banks .....            5,000            5,000
Securities available for sale ............           40,611           34,276
Investment in subsidiaries ...............        1,800,714        1,673,115
Due from subsidiaries ....................          237,250          181,142
Premises and equipment, net ..............            1,094              500
Other assets .............................           24,588           20,481
----------------------------------------------------------------------------
TOTAL ASSETS .............................       $2,257,022       $2,109,334
============================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued expenses and other liabilities ...       $   86,014       $   64,166
Commercial paper .........................           40,476           38,503
Long-term debt ...........................          203,659          204,349
----------------------------------------------------------------------------
  Total liabilities ......................          330,149          307,018
Total shareholders' equity ...............        1,926,873        1,802,316
----------------------------------------------------------------------------
Total liabilities and shareholders' equity       $2,257,022       $2,109,334
============================================================================


CONDENSED STATEMENTS OF INCOME


(In thousands)                                                 Years Ended December 31,
------------------------------------------------------------------------------------------
                                                     1996             1995            1994
------------------------------------------------------------------------------------------
OPERATING INCOME
Dividends from subsidiaries .............       $ 225,003        $ 121,010       $  80,640
Management fees from subsidiaries .......          34,090           32,761          29,322
Interest from subsidiaries ..............          22,063           22,925          17,026
Securities gains ........................           5,831           18,829             123
Other interest ..........................           1,119              102           3,719
Other ...................................             616            2,564             684
------------------------------------------------------------------------------------------
  Total operating income ................         288,722          198,191         131,514
------------------------------------------------------------------------------------------
OPERATING EXPENSES
Services charges to subsidiaries ........          37,055           33,144              --
Interest ................................          19,726           20,412          19,586
Salaries and employee benefits ..........           5,183            4,193          26,491
Occupancy and equipment .................              68               70           4,340
Other ...................................           1,355              522          11,314
------------------------------------------------------------------------------------------
  Total operating expenses ..............          63,387           58,341          61,731
------------------------------------------------------------------------------------------
  Income before taxes and equity in
    undistributed net income of
    subsidiaries ........................         225,335          139,850          69,783
Federal and state income taxes (benefits)          (7,196)           4,891          (3,758)
------------------------------------------------------------------------------------------
                                                  232,531          134,959          73,541
Equity in undistributed net income
  of subsidiaries .......................          (3,356)         107,911          81,009
------------------------------------------------------------------------------------------
  Net income ............................       $ 229,175        $ 242,870       $ 154,550
==========================================================================================


CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)                                            Years Ended December 31,
-------------------------------------------------------------------------------------------
                                                     1996            1995              1994
-------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income ..............................       $ 229,175       $ 242,870         $ 154,550
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation and amortization .......             150                3            1,794
    (Increase) decrease in other assets .          (3,924)             (50)          18,421
    Increase (decrease) in accrued
      expenses and other liabilities ....          23,280           15,830          (30,531)
    Equity in undistributed net income
      of subsidiaries ...................           3,356         (107,911)         (81,009)
    Securities gains ....................          (5,831)         (18,829)            (123)
-------------------------------------------------------------------------------------------
      Net cash provided by operating
        activities ......................         246,206          131,913           63,102
-------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from sales of securities
  available for sale ....................          27,434           28,332           16,819
Net decrease in securities purchased
  under agreements to resell ............          54,665            3,376            9,213
Purchase of securities available for sale         (23,054)              --               --
Payments received on advances to
  subsidiaries ..........................         451,776          180,278          205,611
Purchase acquisitions ...................              --          (36,273)         (42,156)
Advances to subsidiaries ................        (507,884)        (204,588)        (198,189)
Purchases of premises and equipment,
  net ...................................            (744)              --           (2,069)
Capital contributions to subsidiaries ...          (1,500)         (10,310)         (11,525)
-------------------------------------------------------------------------------------------
      Net cash provided by (used in)
        investing activities ............             693          (39,185)         (22,296)
-------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase (decrease) in commercial
  paper .................................           1,973           (3,708)           8,852
Principal payments on long-term debt ....            (690)         (15,689)          (3,134)
Dividends paid ..........................        (133,185)         (94,784)         (74,042)
Repurchase of common stock ..............         (91,175)              --               --
Proceeds from issuance of common
  stock, net ............................          30,301           32,631           24,962
Redemption of preferred stock ...........         (42,620)          (5,984)              --
Other, net ..............................          (3,966)          (4,186)            (714)
-------------------------------------------------------------------------------------------
      Net cash used in financing
        activities ......................        (239,362)         (91,720)         (44,076)
-------------------------------------------------------------------------------------------
Increase (decrease) in cash and due
  from banks ............................           7,537            1,008           (3,270)
Cash and due from banks at
  beginning of year .....................           3,570            2,562            5,832
Beginning cash balance of acquired
  entities ..............................              73               --               --
-------------------------------------------------------------------------------------------
Cash and due from banks at end of year ..       $  11,180        $   3,570        $   2,562
===========================================================================================

Summit Bancorp and Subsidiaries




   MANAGEMENT'S REPORT


   Summit Bancorp and its subsidiaries are responsible for the preparation, integrity, and fair presentation of the audited consolidated financial statements and notes contained on pages 32 through 50 in this report. The statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and include amounts that are based on management's estimates and judgments. Other financial information presented throughout the annual report is prepared on a basis consistent with these financial statements.

   The consolidated financial statements of Summit Bancorp have been audited by KPMG Peat Marwick LLP, independent auditors, whose selection has been ratified by the shareholders. Their audit was made in accordance with generally accepted auditing standards and considered the internal control structure to the extent deemed necessary to support their independent auditors' report appearing herein.

   Summit Bancorp is responsible for establishing and maintaining an internal control structure to provide reasonable assurance that the financial statements are presented in conformity with generally accepted accounting principles. There are inherent limitations in the effectiveness of any internal control structure, no matter how well designed, including the possibility of human error, the circumvention or overriding of controls, and the consideration of cost in relation to the benefit of the control. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Furthermore, because of changes in conditions, the effectiveness of an internal control structure may vary over time. To monitor compliance, Summit Bancorp maintains an internal auditing program. This program includes a review for compliance with written policies and procedures and a review of the adequacy and effectiveness of internal controls.

   The Audit Committee of the Board of Directors of Summit Bancorp, composed entirely of outside directors, meets periodically with the independent auditors, management and internal auditors to review the work of each and ensure that each is properly discharging its responsibilities. The independent auditors and internal auditors have full and free access to the Committee to discuss the results of their audit work, their evaluation of internal controls, and the quality of financial reporting.




   INDEPENDENT AUDITORS' REPORT


   The Shareholders and Board of Directors
   Summit Bancorp:

   We have audited the accompanying consolidated balance sheets of Summit Bancorp and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Bancorp and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



   /s/ KPMG Peat Marwick LLP
   -------------------------


   Short Hills, New Jersey
   January 20, 1997, except as to the third paragraph of note 2, which is as of February 28, 1997.




                                                                              51